Exhibit(f)(37)

U.S. $150,000,000

SALE AND SERVICING AGREEMENT

by and among

MCG CAPITAL CORPORATION,

as the Originator and as the Servicer

EACH OF THE PURCHASERS AND PURCHASER

AGENTS FROM TIME TO TIME PARTY HERETO,

MCG COMMERCIAL LOAN FUNDING TRUST,

as the Seller

THREE PILLARS FUNDING LLC,

as a Purchaser

SUNTRUST CAPITAL MARKETS, INC.,

as the Administrative Agent and the Purchaser Agent for Three Pillars Funding LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Backup Servicer and as the Trustee

Dated as of November 10, 2004

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EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advances)
EXHIBIT A-2	Form of Borrowing Notice (Reinvestments of Principal Collections and Reduction of Facility Amount)
EXHIBIT A-3	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Certificate
EXHIBIT C	Form of Monthly Report
EXHIBIT D	[Reserved]
EXHIBIT E-1	Form of Officer’s Certificate as to Solvency (MCG Capital)
EXHIBIT E-2	Form of Officer’s Certificate as to Solvency (MCG Commercial Loan Funding Trust)
EXHIBIT E-3	Form of Officer’s Certificate as to Solvency (MCG Finance V, LLC)
EXHIBIT F-1	Form of Officer’s Closing Certificate (MCG Capital)
EXHIBIT F-2	Form of Officer’s Closing Certificate (MCG Commercial Loan Funding Trust)
EXHIBIT F-3	Form of Officer’s Closing Certificate (MCG Finance V, LLC)
EXHIBIT G-1	Form of Power of Attorney (MCG Capital)
EXHIBIT G-2	Form of Power of Attorney (MCG Commercial Loan Funding Trust)
EXHIBIT G-3	Form of Power of Attorney (MCG Finance V, LLC)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	[Reserved]
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Information
SCHEDULE III	Location of Required Loan Documents and Loan Files
SCHEDULE IV	Loan List
SCHEDULE V	[Reserved]
SCHEDULE VI	Credit and Collection Policy
SCHEDULE VII	Diversity Score

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SALE AND SERVICING AGREEMENT

THIS SALE AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, replaced or restated from time to time, the “Agreement”) is made as of November 10, 2004, by and among:

(1) MCG COMMERCIAL LOAN FUNDING TRUST, a Delaware statutory trust, as the seller (together with its successors and assigns in such capacity, the “Seller” or the “Trust”);

(2) EACH OF THE PURCHASERS AND PURCHASER AGENTS PARTY HERETO (together with their respective successors and assigns in such capacities, each a “Purchaser” and a “Purchaser Agent,” respectively);

(3) MCG CAPITAL CORPORATION, a Delaware corporation (“MCG Capital”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(4) THREE PILLARS FUNDING LLC, a Delaware limited liability company (together with its successors and assigns, a “Purchaser” or “Three Pillars Funding”);

(5) SUNTRUST CAPITAL MARKETS, INC. (together with its successors and assigns, “SunTrust Capital Markets”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the purchaser agent for Three Pillars Funding (together with its successors and assigns in such capacity, a “Purchaser Agent”); and

(6) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”), and not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”).

R E C I T A L S

WHEREAS, the Seller, the Originator, the Servicer, the Purchasers, the Purchaser Agents, the Trustee, the Backup Servicer and the Administrative Agent hereby desire to establish a commercial loan warehouse financing facility of up to $150,000,000 to be provided by the Purchasers to the Trust;

WHEREAS, the Depositor has acquired, and may from time to time in the future acquire, certain commercial loans, related property and proceeds from the Originator pursuant to the Originator Sale Agreement;

WHEREAS, the Seller has acquired, and may from time to time in the future acquire, certain commercial loans, related property and proceeds from the Depositor pursuant to the Depositor Sale Agreement; and

WHEREAS, the Seller is prepared to transfer and assign, and grant security interests in, certain commercial loans, related property and proceeds with respect thereto to the Trustee on behalf of the Secured Parties from time to time and the Purchasers shall make Advances to the Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITION

Section 1.1. Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“34 Act”: The United States Securities Exchange Act of 1934, as amended.

“40 Act”: Defined in Section 4.1(w).

“Accrual Period”: (a) with respect to each Advance (or portion thereof) funded at an Interest Rate other than the applicable CP Rate with respect to any Purchaser, (i) with respect to the first Payment Date, the period from and including the Closing Date to but excluding such first Payment Date and (ii) with respect to any subsequent Payment Date, the period from and including the previous Payment Date to but excluding such subsequent Payment Date, and (b) with respect to each Advance (or portion thereof) funded at an Interest Rate equal to the applicable CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (ii) with respect to any subsequent Payment Date, the immediately preceding calendar month.

“Acquired Loan”: Any Loan or Portfolio Loan that (a) is made as part of a loan facility with an initial outstanding loan balance of $150,000,000 or more and assigned to or acquired by the Originator from a Person that is not an Affiliate in an arm’s length transaction; provided, that, if, such loan facility comprises multiple classes or tranches of debt, the class or tranche held by the Originator (along with any classes or tranches that are entitled to payment of principal or interest on a pari passu basis with respect to such class or tranche) must have an initial outstanding loan balance of $150,000,00 or more and (b) is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Addition Date”: With respect to any Additional Loans, the date on which such Additional Loans become part of the Asset Pool.

“Additional Amount”: Defined in Section 2.14(a).

“Additional Loans”: All Loans that become part of the Asset Pool after the Closing Date.

“Adjusted Advance Rate”: On any date of determination, the applicable percentage set forth below depending on the Diversity Score (rounded to the nearest integer) and the Moody’s Weighted Average Recovery Rate:

DIVERSITY SCORE

WEIGHTED AVERAGE RECOVERY RATE

	43.7500% or higher	42.0833%- 43.7499%	40.4167%- 42.0832%	38.7500%- 40.4166%	38.7499% or below
1-9	70.0%	68.0%	56.0%	54.0%	52.0%
10-11	70.0%	68.0%	64.0%	60.0%	56.0%
12-14	70.0%	68.0%	66.0%	62.0%	58.0%
15 or higher	70.0%	68.0%	66.0%	64.0%	62.0%

“Adjusted Eurodollar Rate”: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Administrative Agent”: SunTrust Capital Markets, in its capacity as administrative agent for the Purchaser Agents, together with its successors and assigns, including any successor appointed pursuant to ARTICLE XII.

“Advance”: Defined in Section 2.1(b).

“Advance Amount”: With respect to any Advance under the Variable Funding Certificates and any Funding Date, subject to the terms and conditions hereof, an amount equal to the product of (a) the Weighted Average Advance Rate on such Funding Date and (b) the Borrowing Base.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the makings of all new Advances on such day.

“Affected Party”: The Administrative Agent, the Purchaser Agents, the Purchasers, each Liquidity Bank, all assignees and participants of the Purchasers and each Liquidity Bank, any Hedge Counterparties and any sub-agent of the Administrative Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person; provided, that, “Affiliate” shall not include any Person that is a Portfolio Investment of such Person or any Person that is an Affiliate solely by virtue of common ownership by MCG Capital (in the form of a Portfolio Investment) or a Financial Sponsor. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Account”: With respect to any applicable Purchaser, the special account established in the name of such Purchaser at such Purchaser’s Purchaser Agent, and identified as such to the Seller and the Servicer in writing (or any other account from time to time notified to the Seller and the Servicer in writing by such Purchaser or its Purchaser Agent).

“Agented Notes”: Any Loan (a) originated by the Originator as a part of a syndicated loan transaction that has been closed prior to such Loan becoming part of the Asset Pool, (b) with respect to which the Originator has been appointed agent under the underlying loan documents and in such capacity has the right to receive and collect payments on behalf of all holders of the Obligor’s underlying indebtedness at the direction of the requisite majority of the underlying lenders and (c) the Loan, if secured, is secured by an undivided interest in the Related Property (if any) that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal priority.

“Aggregate Outstanding Loan Balance”: On any day, an amount equal to (i) the sum of the Outstanding Loan Balances of all Eligible Loans minus (ii) the sum of the Outstanding Loan Balances of all Eligible Loans that are Delinquent Loans or Charged-Off Loans.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Seller to the Purchasers, the Purchaser Agents, the Administrative Agent, the Affected Parties, the Indemnified Parties, any applicable Hedge Counterparty, the Backup Servicer and the Trustee hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.7, Section 2.8, Section 2.12, Section 2.13 and Section 2.14) or under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or by the Seller under any fee letter (including, without limitation, each applicable Purchaser Fee Letter, the Backup Servicer and Trustee Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

“Alternative Rate”: An interest rate per annum equal to (i) the Adjusted Eurodollar Rate, or, if a Eurodollar Disruption Events occurs, then (ii) the Base Rate.

“Amortization Period”: The period beginning on the earlier of: (i) the day following the last day of any Early Termination Period; and (ii) the day on which the Termination Date is declared or automatically occurs pursuant to Section 10.2(a), and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin”: With respect to any Purchaser, the “Applicable Margin” set forth in such Purchaser’s Purchaser Fee Letter.

“Approved European Country”: United Kingdom.

“Asset”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in all accounts, general intangibles, instruments, chattel paper, documents, money, letters of credit, advices of credit, deposit accounts, certificates of deposit, investment property, goods, supporting obligations and other property consisting of, arising out of, or related to any of the following: (i) the Loans pledged or transferred or purported to be pledged or transferred hereunder, and all monies due or to become due in payment under such Loans on and after the applicable Cut-Off Date, including, without limitation, all Collections but excluding any Retained Interest; (ii) all Related Security with respect to the Loans referred to in clause (i); and (iii) all income and Proceeds of the foregoing.

“Asset Pool”: At any time, all then outstanding Assets.

“Assignment of Mortgage”: As to each Material Mortgage Loan, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan to the Seller and to grant a perfected Lien thereon by the Seller in favor of the Trustee, on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form and manner customarily used in the commercial lending industry.

“Availability”: At any time, an amount equal to the positive excess (if any) of (i) the amount by which the lesser of (a) the Facility Amount and (b) the Maximum Availability, exceeds the amount necessary to cure any Overcollateralization Shortfall and any Required Equity Shortfall minus (ii) the Advances Outstanding on such day; provided, however, on and after the Termination Date, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Assets included in the Asset Pool and earnings from Permitted Investments in the Collection Account and the Excess Spread Account but excluding Excluded Amounts) during the related Collection Period.

“Average Pool Charged-Off Ratio”: As of the third and any subsequent Determination Date following the Closing Date, the percentage equivalent of a fraction the numerator of which is equal to the sum of (1) the applicable portion of the Outstanding Loan Balance of all Loans that became Charged-Off Loans (net of Recoveries and any net realized gains excluding net realized gains relating to collateral of the type described in clause (viii) of the definition of Retained

Interest during such Collection Period) during the Collection Period related to such Determination Date and (2) the applicable portion of the Outstanding Loan Balances of all Loans that became Charged-Off Loans (net of Recoveries and any net realized gains excluding net realized gains relating to collateral of the type described in clause (viii) of the definition of Retained Interest during such Collection Periods) during the Collection Periods related to the two immediately preceding Determination Dates, and the denominator of which is equal to a fraction the numerator of which is the sum of (1) the Aggregate Outstanding Loan Balance as of the first (1st) day of the Collection Period related to such Determination Date and (2) the Aggregate Outstanding Loan Balance as of the first (1st) day of the immediately preceding two Collection Periods and the denominator of which is 3.

“Average Pool Delinquency Ratio”: As of the third and any subsequent Determination Date following the Closing Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of (1) the Pool Delinquency Ratio with respect to such Determination Date and (2) the Pool Delinquency Ratio with respect to each of the two immediately preceding Determination Dates and (ii) the denominator of which is equal to three.

“Average Portfolio Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction the numerator of which is equal to the sum of (1) the applicable portion of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Charged-Off Portfolio Loans (net of Recoveries and any net realized gains during such Collection Period) during the Collection Period related to such Determination Date and (2) the applicable portion of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Charged-Off Portfolio Loans (net of Recoveries and any net realized gains during such Collection Periods) during the Collection Periods related to the five immediately preceding Determination Dates, and the denominator of which is equal to a fraction the numerator of which is the sum of (1) the Portfolio Aggregate Outstanding Loan Balance as of the first (1st) day of the Collection Period related to such Determination Date and (2) the Portfolio Aggregate Outstanding Loan Balance as of the first (1st) day of the immediately preceding five Collection Periods and the denominator of which is six.

“Backup Servicer”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.5.

“Backup Servicer and Trustee Fee Letter”: The Backup Servicer and Trustee Fee Letter, dated as of November 10, 2004, among the Servicer, the Administrative Agent, the Backup Servicer and the Trustee, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Backup Servicer Fee Rate”: The rate per annum set forth in the Backup Servicer and Trustee Fee Letter as the “Backup Servicer Fee Rate.”

“Backup Servicer Termination Notice”: Defined in Section 7.5.

“Backup Servicing Fee”: Defined in the Backup Servicer and Trustee Fee Letter.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.50%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Originator or the Seller or any ERISA Affiliate of the Originator or the Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrowing Base”: On any date of determination, the sum of (i) the Aggregate Outstanding Loan Balance, in each case after giving effect to all Eligible Loans added to or removed from the Asset Pool on such date, plus (ii) all Principal Collections on deposit in the Principal Collections Account, minus (iii) the aggregate of the Excess Concentration Amounts.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-3, required to be delivered by the Seller with each Borrowing Notice.

“Borrowing Notice”: Each borrowing notice, in the form of Exhibit A-1 or A-2 (as applicable), required to be delivered by the Seller in respect of (a) the Initial Advance and each incremental Advance, (b) any reduction of the Facility Amount or repayment of Advances Outstanding, or (c) any reinvestment of Principal Collections under Section 2.7(b).

“Breakage Costs”: With respect to any applicable Purchaser, any amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by the applicable Purchaser Agent on behalf of such Purchaser, in such Purchaser Agent’s reasonable discretion) as a result of a prepayment by the Seller of Advances Outstanding or Interest. All Breakage Costs relating to any Purchaser shall be due and payable hereunder upon demand, in accordance with the terms hereof.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in the States of Minnesota, New York, Georgia or Virginia, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations”: With respect to any Obligor, for any period, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Carrying Costs”: As of each Determination Date, an amount equal to the sum of the following: (a) the Interest; (b) the Program Fee; (c) the Commitment Fee; (d) the Servicing Fee; (e) the Backup Servicing Fee; and (f) the Trustee Fee, each as estimated by the Servicer to be due and payable on the next succeeding Payment Date.

“Certificate of Assignment”: Each certificate of assignment in the form of Exhibit A to the Originator Sale Agreement and the Depositor Sale Agreement, as applicable.

“Change-in-Control”: The date on which (a) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under the 34 Act), either directly or indirectly, of shares or other equity interests or any interest convertible into any such interest in the Originator or Servicer having more than 50% of the voting power for the election of Board of Directors of the Originator or Servicer under ordinary circumstances, or (b) (except in connection with any Permitted Securitization Transaction) the Originator or Servicer sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of the assets of the Originator or Servicer.

“Charged-Off Loan”: The portion of the Outstanding Loan Balance (but not less than 50%) of any Loan that is more than 90 days contractually past due (without giving effect to any Servicer Advance thereon) with respect to any payment that the Servicer has determined to charge-off in accordance with the Credit and Collection Policy; provided, that, the entire Outstanding Loan Balance of a Loan to the extent not previously charged-off shall be deemed a Charged-Off Loan if (i) the Loan becomes more than (x) 180 days past due in the case of an Originated Loan or (y) 125 days past due in the case of an Acquired Loan (in each case without giving effect to any Servicer Advance thereon) with respect to any payment of either principal or interest, (ii) (other than with respect to any DIP Loan) the related Obligor has filed for bankruptcy protection or is generally unable to meet its financial obligations, (iii) the related Obligor or any other Person obligated thereunder has suffered a material adverse change which materially affects its viability as an ongoing concern, or (iv) such Loan is or should otherwise be written-off in its entirety by the Servicer in accordance with the Credit and Collection Policy.

“Charged-Off Portfolio Loan”: The portion of the Portfolio Outstanding Loan Balance (but not less than 50%) of any Portfolio Loan (other than an SBIC Loan) that is more than 90 days contractually past due (without giving effect to any advance of Scheduled Payments or interest payments by the Servicer thereon) with respect to any payment that the Servicer has determined to charge-off in accordance with the Credit and Collection Policy (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan); provided, that, the entire Portfolio Outstanding Loan Balance of a Portfolio Loan to the extent not previously charged-off shall be deemed a Charged-Off Portfolio Loan if (i) the Portfolio Loan becomes more than (x) 180 days past due in the case of an Originated Loan or (y) 125 days past due in the case of an Acquired Loan (in each case without giving effect to any advance of Scheduled Payments or interest payments by the Servicer thereon) with respect to any payment of either principal or interest, (ii) (other than with respect to any DIP Loan) the related Obligor has filed for bankruptcy protection or is generally unable to meet its financial obligations, (iii) the related Obligor or any other Person obligated thereunder has suffered a material adverse change which materially affects its viability as an ongoing concern, or (iv) such Portfolio Loan is or should otherwise be written-off in its entirety by the Servicer in accordance with the Credit and Collection Policy (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan).

“Class Scenario Loss Rate”: With respect to any Variable Funding Certificate rated or shadow rated by S&P, at any time, an amount equal to the sum of (a) 5% and (b) the greater of (i) the Minimum Overcollateralization Percentage and (ii) the effective advance rate for the Advances Outstanding (calculated after giving effect to the Required Equity Contribution) on such date.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date”: November 10, 2004.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collection Account”: Defined in Section 6.4(f).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: (i) With respect to each Payment Date, the calendar month preceding the month in which such Payment Date occurs and (ii) with respect to each Determination Date, the calendar month in which such Determination Date occurs.

“Collections”: For any Collection Period, means all funds that are received from any source by the Seller, the Servicer, the Originator or any subservicer during such Collection Period in payment of any amounts owed, including principal, finance charges, fees, interest, Recoveries, any Proceeds or realized gains on investments and all other charges, if any, with respect to the Assets but excluding any Excluded Amounts.

“Commercial Paper Notes”: On any day, any short-term promissory notes of any Purchaser issued by such Purchaser in the commercial paper market.

“Commitment”: With respect to each Purchaser, the commitment of such Purchaser to make Advances in accordance herewith in an amount not to exceed (i) (a) prior to the Termination Date, the dollar amount set forth opposite such Purchaser’s signature on the signature pages hereto under the heading “Commitment” and (b) on or after the Termination Date, the aggregate Advances outstanding of such Purchaser, (ii) with respect to each Advance, such Purchaser’s Pro Rata Share of such Advance or (iii) the then aggregate Liquidity Commitments of all existing Liquidity Banks under the related Liquidity Agreement of such Purchaser divided by 1.02 (or, if applicable with respect to any related Liquidity Bank, multiplied by 0.98); provided, that, the Commitment of any Purchaser shall be reduced as provided in Section 2.2(d) and Section 2.2(e).

“Commitment Fee”: With respect to any applicable Purchaser, as defined in such Purchaser’s Purchaser Fee Letter.

“Concentration Account”: The account in the name of MCG Capital maintained at the Concentration Account Bank into which Collections on the Loans and collections on certain Portfolio Loans are remitted, which is subject to the Concentration Account Agreement.

“Concentration Account Agreement”: The Intercreditor and Concentration Account Administration Agreement, dated on or about November 10, 2004 among the Servicer, the Trustee, the Concentration Account Bank, the Administrative Agent and each securitization agent that from time to time executes a joinder thereto, as amended, modified, waived, supplemented or restated from time to time.

“Concentration Account Bank”: Any bank or financial institution at which the Concentration Account is maintained.

“Consolidated Subsidiary”: With respect to any Person, as of any date of determination, any Subsidiary or other Person the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth”: As of any date of determination, the assets less the liabilities of the Originator and its Consolidated Subsidiaries on a consolidated basis, less intangible assets (including goodwill), all determined in accordance with GAAP.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“CP Rate”: With respect to any Purchaser for any day during any Accrual Period, the per annum rate equivalent to (a) the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Purchaser from time to time as interest on or otherwise in respect of the Commercial Paper Notes issued by such Purchaser that are allocated, in whole or in part, by such Purchaser’s Purchaser Agent to fund the purchase or maintenance of the Advances outstanding made by such Purchaser (and which may also, in the case of a pool-funded conduit purchaser, be allocated in part to the funding of other assets of such Purchaser and which Commercial Paper Notes need not mature on the last day of any Accrual Period) during such Accrual Period as determined by such Purchaser’s Purchaser Agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including, without limitation, dealer and placement agent commissions, and incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Purchaser) associated with the issuance of the Purchaser’s Commercial Paper Notes, and (ii) other borrowings by such Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, to the extent such amounts are allocated, in whole or in part, by the Purchaser’s Purchaser Agent to fund such Purchaser’s purchase or maintenance of the Advances outstanding made by such Purchaser during such Accrual Period; provided, that, if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Purchaser’s Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum or (b) such other rate as may be set forth as such with respect to such Purchaser in such Purchaser’s Purchaser Fee Letter.

“Credit and Collection Policy”: The written credit and collection policy of the Originator and the Servicer in effect on the Closing Date and attached hereto as Schedule VI, as such credit and collection policy may be amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f); and, with respect to any Successor Servicer, the collection policies and procedures of such Person at the time such Person becomes the Successor Servicer.

“Current Portfolio”: The portfolio (measured by principal balance) of (a) the Loans in the Asset Pool, (b) Principal Collections held as cash and (c) Permitted Investments purchased with Principal Collections existing immediately prior to the repurchase, maturity or other disposition of a Loan or immediately prior to such acquisition of an Additional Loan, as the case may be.

“Cut-Off Date”: With respect to each Loan, the date on and after which Collections on such Loan are to be transferred to the Asset Pool as specified in the applicable Borrowing Notice.

“Delinquent Loan”: A Loan (that is not a Charged-Off Loan; provided, however, that if any portion of a Loan constitutes a Charged-Off Loan, the portion which has not been Charged-Off shall constitute a Delinquent Loan) as to which either of the following has occurred: (a) all or any portion of any one or more payments thereunder remains unpaid for more than 60 days or in the case of an Acquired Loan for more than five days from the due date for such payment (inclusive of the seven day grace period as allowed by the Credit and Collection Policy of the Servicer but without giving effect to any Servicer Advance thereon) or (b) consistent with the Credit and Collection Policy such Loan would be classified as delinquent by the Servicer or the Originator. If a Delinquent Loan is restructured it shall continue to be deemed a Delinquent Loan or Modified Loan, as applicable, unless and until all past due payments have been received by the Servicer on such Delinquent Loan or such Loan is no longer a Modified Loan.

“Delinquent Portfolio Loan”: A Portfolio Loan (that is not a Charged-Off Portfolio Loan; provided, however, that if any portion of a Portfolio Loan constitutes a Charged-Off Portfolio Loan, the portion which has not been charged-off shall constitute a Delinquent Portfolio Loan) as to which either of the following has occurred: (a) all or any portion of any one or more payments thereunder remains unpaid for more than 60 days or in the case of an Acquired Loan for more than five days from the due date for such payment (inclusive of the seven day grace period as allowed by the Credit and Collection Policy or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan but without giving effect to any advance of Scheduled Payments or interest payments by the Servicer thereon), or (b) consistent with the Credit and Collection Policy (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan) such Portfolio Loan would be classified as delinquent by the Servicer or the Originator. If a Delinquent Portfolio Loan is restructured it shall continue to be deemed a Delinquent Portfolio Loan or Modified Loan, as applicable, unless and until all past due payments have been received by the Servicer on such Delinquent Portfolio Loan or such Portfolio Loan is no longer a Modified Loan.

“Depositor”: MCG Finance V, LLC.

“Depositor Sale Agreement”: The Depositor Sale and Contribution Agreement, dated as of November 10, 2004, between the Depositor and the Seller, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Determination Date”: The last day of each Collection Period.

“DIP Loan”: Any Loan or Portfolio Loan to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted by the Credit and Collection Policy and also satisfies the following criteria: (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Loan or Portfolio Loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the DIP Loan is secured and the Liens granted by the applicable federal bankruptcy or district court in relation to the Loan or Portfolio Loan have not been subordinated, in whole or in part, to the Liens of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its obligations under the Loan or Portfolio Loan, (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan or Portfolio Loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such Loan or Portfolio Loan, (iii) fail to provide for the repayment, in full and in cash, of the Loan or Portfolio Loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan or Portfolio Loan and (g) the DIP Loan is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Diversity Score”: A single number that indicates the collateral concentration in terms of both the Obligor and industry classification, which number is calculated as described in Schedule VII hereto.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Early Termination Period”: To the extent the Termination Date has occurred due to: (i) the occurrence of the Scheduled Termination Date, the period beginning on the Scheduled Termination Date and ending on the date which is 180 days following the Scheduled Termination Date; and (b) the occurrence of the event described in clause (iii) of the definition of Termination Date, the period beginning on the Termination Date and ending on the date which is 180 days following the Termination Date.

“Eligible Loan”: As of any date of determination, each Loan (A) for which the Administrative Agent, Trustee and Backup Servicer have received the following no later than 2:00 p.m. (Eastern Standard Time) one Business Day prior to the related Funding Date: (i) a faxed copy of the duly executed original promissory note (if any) or Loan Register, as applicable, and Loan Checklist in form and substance reasonably satisfactory to the Administrative Agent; provided, however, notwithstanding the foregoing, the Required Loan Documents must be in the possession of the Trustee within four Business Days after the related Funding Date for any Loan and the original recorded copy of all UCC financing statements (or equivalent thereof utilized in an Approved

European Country) with respect to the Related Property (if any) securing such Loan that is an Agented Note or arising under Loan documents where MCG is the sole lender party thereto must be in the possession of the Trustee within 120 days after each Funding Date, (ii) a Borrowing Notice and Loan List accurately identifying such Loan delivered by the Seller to the Trustee and the Administrative Agent as part of the Borrowing Notice or Monthly Report delivered by the Servicer, (iii) a Borrowing Base Certificate, and (iv) a Certificate of Assignment (Exhibit A to each of the Originator Sale Agreement and the Depositor Sale Agreement, including Schedule I thereto), and (B) that satisfies each of the following eligibility requirements:

(1) the information with respect to such Loan set forth in the Loan List delivered to the Trustee is true and correct in all material respects;

(2) subject to the delivery requirements set forth in clause (A) above, all of the original or certified documentation set forth in Required Loan Documents and Loan Files (including all material documents related thereto) with respect to such Loan has been or will be delivered to the Trustee;

(3) such Loan was originated and underwritten, or purchased and re-underwritten, by the Originator and each Loan is serviced by the Servicer, in each case in accordance with the Credit and Collection Policy;

(4) such Loan is denominated and payable in U.S. Dollars and the related Primary Obligor is located in (i) the United States or in a United States territory, (ii) Canada or (iii) an Approved European Country;

(5) such Loan bears interest at either a fixed rate or a variable rate which adjusts periodically to equal the then applicable index plus the margin set forth in the related note (if any) or the related credit agreement;

(6) if such Loan is a Material Mortgage Loan, (A) the related Mortgage has been duly recorded, all subsequent assignments of such original Mortgage have been recorded in the appropriate jurisdictions wherein recordation is necessary to perfect the Lien thereof against creditors of the related Obligor (or are in the process of being recorded) and is a valid and subsisting first priority Lien of record on the Mortgaged Property subject in all cases to Permitted Liens and to such exceptions that are generally acceptable to lending institutions in connection with their regular commercial lending activities, and such other exceptions to which Mortgaged Property is commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefit of the Mortgage, (B) there are no material defaults in complying the terms of any applicable Mortgage related to a Material Mortgage Loan, (C) there is no material delinquent tax or assessment Lien on the Mortgaged Property and all applicable taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable, (D) any material improvements on such Mortgage Property are covered by a valid and existing hazard insurance policy and, if such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property in each case with a generally acceptable carrier in an amount consistent with the Credit and Collection Policy, and (E) there is no material litigation threatened or proceeding for total or partial condemnation of the related Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to materially and adversely affect the value of such Mortgaged Property as security for the Material Mortgage Loan or the use for which the premises were intended;

(7) with respect to each Material Mortgage Loan, for each related Mortgage constituting a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Secured Parties to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Obligor;

(8) with respect to each Material Mortgage Loan, any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to a Material Mortgage Loan at a trustee’s sale or right to foreclose the Mortgage;

(9) if such a Loan is secured by Mortgaged Property, such Mortgaged Property is free and clear of any material damage (including damage from natural occurrences), is in good repair and is free of material contamination of toxic substances or hazardous substances requiring action under Applicable Laws or is subject to ongoing environmental rehabilitation approved by the Servicer, and as of the applicable Cut-Off Date, the Seller has no knowledge of any such contamination from toxic substances or hazardous waste material on any such Mortgaged Property unless such items are below actionable levels;

(10) immediately prior to the transfer and assignment contemplated by the Originator Sale Agreement, the Originator held good and indefeasible title to, and was the sole owner of, such Loan subject to no Liens except Permitted Liens, and immediately prior to the transfer and assignment contemplated by the Depositor Sale Agreement, the Depositor held good and indefeasible title to, and was the sole owner of, such Loan subject to no Liens except Permitted Liens, and immediately prior to the transfer and assignment contemplated herein, the Seller held good and indefeasible title to, and was the sole owner of, such Loan, subject to no Liens except Permitted Liens;

(11) neither the assignment of such Loan under the Originator Sale Agreement by the Originator or under the Depositor Sale Agreement by the Depositor nor the sale or the granting of a security interest hereunder by the Seller violates in any material respect any Applicable Laws or any contractual or other restriction, limitation or encumbrance;

(12) as of the date such Loan is first included in the Asset Pool, such Loan is not more than 5 days delinquent in payment of principal or interest to the Originator and, within the 24 months prior to the date such Loan is first included in the Asset Pool, such Loan has not been more than 60 days delinquent in payment of either principal or interest to the Originator (in each case giving effect to a seven day grace period pursuant to the Credit and Collection Policy);

(13) such Loan has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified by the Seller, the Originator, the Servicer or the Obligor with respect thereto, and such Loan is not subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise, by the Seller, the Originator, the Servicer or the Obligor with respect thereto, except for amendments to such Loan otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy;

(14) such Loan at the time it was made complied, and as of the applicable Cut-Off Date complies, in all material respects with applicable state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws;

(15) there are one or more originally signed notes (or, if such Loan is a Noteless Loan, fully executed applicable Loan documents) in effect for such Loan, which in the aggregate evidence the portion of the Loan being assigned to or acquired by the Seller and which notes or applicable Loan documents, subject to the delivery requirements of clause (A) above, have been or will be delivered to the Trustee;

(16) the note (or, if such Loan is a Noteless Loan, the applicable Loan documents) with respect to such Loan contains customary cross-default provisions with respect to other indebtedness for borrowed money incurred by any Obligor on such Loan;

(17) the note relating to such Loan (other than any Noteless Loan) or credit agreement in the case of any Noteless Loan and any agreement pursuant to which Related Property therefor (if any) is pledged is the legal, valid and binding obligation of the Primary Obligor and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (whether considered in a proceeding or action at law or in equity) (except for provisions in the security agreement that if held to be unenforceable would not have a material adverse effect on the ability of the Servicer to realize the value of the Related Property (if any) securing such Loan and except for provisions of the other Loan documentation that if held to be unenforceable would not have a material adverse effect on the ability of the Servicer to collect the entire principal and interest thereunder, none of which will prevent the ultimate realization of the security provided by the Related Property (if any) or other agreement), and the Primary Obligor to such Loan had full legal capacity to execute all Loan documents and convey the estate therein purported to be conveyed;

(18) the Seller has caused and will cause to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee and any other Secured Party in any insurance policies applicable to such Loan including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, join loss payee and mortgagee rights in favor of the Trustee or the Seller, respectively;

(19) such Loan does not have an original term to maturity exceeding 120 months;

(20) the terms of the related note, the related credit agreement and the related security agreement to which any Related Property therefor was pledged have not been impaired, altered or modified in any respect, except by written instrument which has been recorded, if necessary, to protect the interest of the Trustee and each Secured Party and which has been delivered to the Trustee except for (i) provisions in the security agreement that if held to be unenforceable would not have a material adverse effect on the ability of the Servicer to realize the value of the Related Property (if any) securing the related Loan, (ii) provisions of the other Loan documentation that if held to be unenforceable would not have a material adverse effect on the ability of the Servicer to collect the entire principal and interest thereunder and (iii) for amendments to such Loan otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy; provided, however, no such waiver, modification or alteration shall (i) alter the status of such Loan as a Delinquent Loan or Charged-Off Loan, (ii) in the reasonable judgment of the Administrative Agent, prevent or delay such Loan from becoming a Delinquent Loan or Charged-Off Loan, or (iii) limit and/or impair the rights of the Administrative Agent or the Secured Parties under this Agreement;

(21) with respect to such Loan, there is no obligation on the part of the Seller or any other party (except for any guarantor of such Loan) to make scheduled payments in addition to those made by the Obligor;

(22) the related Obligor on such Loan is an Eligible Obligor;

(23) the primary Related Property (if any) securing such Loan is located in (i) the United States or a United States territory, (ii) Canada or (iii) an Approved European Country and has not been foreclosed on, or repossessed from the current Obligor, by the Servicer, or suffered any material loss or damage that has not been repaired or restored;

(24) if such Loan is made as part of a loan facility with an initial outstanding loan balance of $150,000,000 or more (provided, that, if such loan facility comprises multiple classes or tranches of debt, the class or tranche held by the Originator along with any other classes or tranches that are entitled to payment of principal or interest on a pari passu basis with respect to such class or tranche shall be included in the calculation for purposes of determining whether such Loan has an initial outstanding loan balance of $150,000,000 or more) and has been assigned to or acquired by the Originator, such Loan satisfies the requirements for being an Acquired Loan;

(25) if such Loan is made as part of a loan facility with an initial outstanding loan balance of less than $150,000,000 (provided, that, if such loan facility comprises multiple classes or tranches of debt, the class or tranche held by the Originator along with any other classes or tranches that are entitled to payment of principal or interest on a pari passu basis with respect to such class or tranche shall be included in the calculation for purposes of determining whether such Loan has an initial outstanding loan balance of less than $150,000,000) and has been assigned to or acquired by the Originator, such Loan satisfies the requirements for being an Originated Loan;

(26) if such Loan has been originated by the Originator as part of a syndicated loan transaction where the Originator is the agent, such Loan satisfies the requirements for being an Agented Note;

(27) if such Loan is a loan or extension of credit to an Obligor that is a Chapter 11 debtor or otherwise subject to an Insolvency Proceeding, such Loan satisfies the requirements for being a DIP Loan;

(28) if such Loan is a participation interest acquired by the Originator, such Loan satisfies the requirements for being a Participation;

(29) such Loan is a Senior Secured Loan, Senior Subordinated Loan or Junior Subordinated Loan;

(30) as of the date such Loan is first included in the Asset Pool, there is no default, breach, violation or event of acceleration existing under any Loan documents for such Loan and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration (except for such defaults, breaches, violations that would not have a material adverse effect on the ability of the Servicer to realize the value of any Related Property and except for such defaults, breaches, violations that would not have a material adverse effect on the ability of the Servicer to collect the entire principal and interest thereunder);

(31) the Primary Obligor to the related note, if any, the credit agreement, and any related Mortgage or other documents of such Loan pursuant to which any Related Property therefor was pledged had legal capacity to execute the note, if any, the credit agreement and any such Mortgage or other document and each note, if any, credit agreement and Mortgage or other document have been duly and properly executed by such party;

(32) as of the date such Loan is first included in the Asset Pool, such Loan has an Investment Rating of 3.00 or better;

(33) such Loan, along with the related Loan File, constitutes either a “general intangible,” an “account” or an “instrument,” within the meaning of the UCC;

(34) except with respect to any DIP Loan, at the time such Loan was originated and as of the date such Loan is first included in the Asset Pool, the related Obligor was not subject to an Insolvency Proceeding;

(35) such Loan provides for cash payments that fully amortize the Outstanding Loan Balance of such Loan on or by its maturity and does not provide for such Outstanding Loan Balance to be discounted pursuant to a prepayment in full;

(36) such Loan does not permit the payment obligation of the Obligor thereunder to be converted or exchanged for equity capital of such Obligor;

(37) no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller, the Depositor or the Originator in the selection of the Loan for inclusion in the Asset Pool; it being understood that selection procedures used by the Seller, the Depositor or the Originator for the inclusion of Loans in one or more of its various securitizations or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities, shall not be deemed to be adverse procedures for purposes of this paragraph;

(38) such Loan does not represent payment obligations relating to “put” rights;

(39) such Loan is not a loan or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on any such loan;

(40) the Originator (i) has completed to its satisfaction, in accordance with the Credit and Collection Policy, a due diligence audit and collateral assessment with respect to such Loan and (ii) has done nothing to impair the rights of the Administrative Agent, the Purchaser Agents or the Secured Parties with respect to the Loan, the Related Security, the Scheduled Payments or any income or Proceeds therefrom;

(41) with respect to any Senior Subordinated Loan and Junior Subordinated Loan, the Originator has entered into an intercreditor agreement or subordination agreement (or such provisions are contained in the principal loan documents) with, or which contains provisions for the benefit of, the senior lender, which agreement or provisions are assignable to and have been assigned to the Seller, and which provide that any standstill of remedies by the Originator or its assignees is limited to no longer than three hundred and sixty days in duration;

(42) with respect to Agented Notes, all holders of the Obligor’s indebtedness of the same priority are cross-defaulted, the Related Property (if any) securing such indebtedness is held by the collateral agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (a) have an undivided interest in the collateral securing such notes, (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (c) may transfer or assign their right, title and interest in the Related Property (if any);

(43) if such Loan is past due with respect to any interest and/or principal payments, no portion of the proceeds used to make payments of principal or interest on such Loan have come from a new loan by the Originator for the direct purpose of avoiding default in the payment of principal of or interest on such Loan; and

(44) as of the date such Loan is first included in the Asset Pool, the S&P CDO Evaluator Test is satisfied.

“Eligible Obligor”: As of any date of determination, any Obligor that (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of, and has its chief executive offices and billing address in, the United States, any territory or political subdivision thereof, Canada or an Approved European Country, (ii) is a legal operating entity or holding company, (iii) has not entered into the Loan primarily for personal, family or household purposes, (iv) is not a Governmental Authority, (v) is not an Affiliate of any party hereto, and (vi) (except with respect to a DIP Loan) is not the subject of an Insolvency Proceeding.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (c)(2) and (c)(4) of the definition of Permitted Investments.

“Environmental Laws”: Any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Contribution”: On any date of determination, an amount equal to the excess, if any, of (a) the sum of (i) the Borrowing Base on such date plus (ii) the amount on deposit in the Excess Spread Account on such date, minus (b) the Advances Outstanding on such date.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller or the Originator (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller or the Originator or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, the Originator or any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or (d) any Liquidity Bank shall have notified the Administrative Agent of the inability of such Liquidity Bank or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excess Concentration Amount”: With respect to all Eligible Loans in the Asset Pool, the amount by which the sum of the Outstanding Loan Balances of such Eligible Loans exceeds any applicable Pool Concentration Criteria which, for avoidance of doubt, shall in all cases be the minimum amount sufficient to cause all applicable Pool Concentration Criteria to be satisfied.

“Excess Spread Account”: Defined in Section 6.4(g).

“Excluded Amounts”: Any amounts received in the Collection Account by, on or with respect to any Asset in the Asset Pool, (a) which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Asset, (b) representing a reimbursement of insurance premiums, (c) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the underlying loan documents for such Asset, (d) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, (e) in respect of any Retained Interest and (f) with respect to any Loan retransferred or substituted because it is a Warranty Loan (if the Seller has decided in accordance with Section 4.6, that such Loan is no longer to be included in the Asset Pool) or that is otherwise replaced by a Substitute Loan (if the Seller has decided in accordance with Section 4.6, that such Loan is no longer to be included in the Asset Pool), to the extent such amount is attributable to a time after the effective date of such retransfer or replacement.

“Exiting Liquidity Bank”: Defined in Section 2.2(d).

“Facility Amount”: $150,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto or as such amount may be reduced in accordance with Section 2.2(e); provided, that, such amount may not at any time exceed the aggregate Commitments then in effect; provided, further, that, on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Fair Market Value”: With respect to any Loan as of each date fair market value information is publicly published by the Servicer, if such Loan has been reduced in value on such date below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants or other instruments) the fair market value of such Loan as required by, and in accordance with, the 40 Act and any orders of the Securities and Exchange Commission issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. Eastern Standard Time.

“Finance Charges”: With respect to any Loan, any interest or finance charges owing by an Obligor pursuant to or with respect to such Loan.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: An Eligible Loan other than a Floating Rate Loan.

“Fixed Rate Loan Percentage”: As of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Fixed Rate Loans on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance on such date.

“Floating Rate Loan”: An Eligible Loan where the interest rate payable by the Obligor thereof adjusts periodically to equal the then applicable index plus the margin set forth in the related note or the related credit agreement.

“Funding Date”: Any Business Day that is one Business Day immediately following the receipt by the Administrative Agent and each Purchaser Agent of a Borrowing Notice (along with a Borrowing Base Certificate) in accordance with Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“H.15”: Federal Reserve Statistical Release H.15.

“Hedge Amount”: On any day, amount equal to the product of (a) the product of (i) the Advances Outstanding on such day and (ii) the Fixed Rate Loan Percentage on such day and (b) one minus the Overcollateralization Percentage on such day.

“Hedge Assets”: Defined in Section 5.3(b).

“Hedge Breakage Costs”: For any Hedge Transaction, any amount payable by the Seller for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty”: SunTrust Bank and any other entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s (provided, that, in the case of Moody’s, if the long-term unsecured debt rating of any entity has been placed on watch by Moody’s for possible downgrade, such long-term unsecured debt rating shall be deemed to have been downgraded by one rating subcategory) and not less than “A-” by Fitch (if such entity is rated by Fitch) (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s (provided, that, in the case of Moody’s, if the short-term unsecured debt rating of any entity has been placed on watch by Moody’s for possible downgrade, such short-term unsecured debt rating shall be deemed to have been downgraded by one rating subcategory) and not less than “F-1” by Fitch (if such entity is rated by Fitch) (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Seller’s rights under the Hedging Agreement to the Trustee pursuant to Section 5.3(b) and (ii) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall, at its own expense, transfer its rights and obligations under each Hedging Transaction to another entity that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Seller on or prior to the date of such transfer.

“Hedge Notional Amount”: For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.

“Hedge Percentage”: On any day, an amount equal to (i) 100% for Fixed Rate Loans. The “Hedge Percentage” for Floating Rate Loans is 0%.

“Hedge Transaction”: Each interest rate or index rate swap transaction between the Seller and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.

“Hedging Agreement”: Each agreement between the Seller and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in a form agreed to in writing by the Administrative Agent (in its reasonable discretion) subject to prior notice being given to each Rating Agency and the Rating Agency Condition being satisfied with respect thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Seller to an Affected Party pursuant to Section 2.13.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Industry”: The industry of an Obligor as determined by reference to the two digit standard industry classification or North American Industry Classification System codes.

“Industry Diversity Score”: Defined in Schedule VII.

“Industry Classification Group”: Any of the Moody’s industry classification groups for Obligors listed on Annex I to Schedule VII under the heading “Obligors’ Industry Group Classification”.

“Initial Advance”: The first Advance.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Insurance Policy”: With respect to any Loan or Portfolio Loan, as applicable, an insurance policy covering liability and physical damage to or loss of the Related Property (if any).

“Insurance Proceeds”: Any amounts payable or any payments made on or with respect to a Loan or Portfolio Loan, as applicable, under any Insurance Policy.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts received in respect of any interest, fees or other similar charges (including any Finance Charges) on or with respect to a Loan from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Seller by the Servicer or Originator in respect of a Loan, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment (net of any payment owed by the Seller to, and including any receipts from, any Hedge Counterparties) excluding any Excluded Amounts.

“Interest Rate”: For any Accrual Period and for each Advance outstanding by a Purchaser for each day during such Accrual Period:

(i) to the extent the Purchaser has funded the applicable Advance through the issuance of commercial paper, a rate equal to the applicable CP Rate plus the Applicable Margin; or

(ii) to the extent the Purchaser did not fund the applicable Advance through the issuance of commercial paper, a rate equal to the Alternative Rate plus the Applicable Margin;

provided, however, the Interest Rate shall be the Base Rate for any Accrual Period for any Advance as to which the related Purchaser has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment; provided, further, that from and after the occurrence and continuation of any Termination Event that has not been waived, the Interest Rate shall be a per annum rate equal to the Base Rate, plus 2.0%.

“ISDA Definitions”: The 1991 ISDA Definitions, and any supplements thereto including the 1998 Supplement to the 1991 ISDA Definitions, prepared by the International Swaps and Derivatives Association, Inc.

“Investment Rating”: The internal investment rating (ranging from “Rating 1” to “Rating 5”) assigned to a Loan from time to time by the Servicer under and in accordance with the Credit and Collection Policy.

“Junior Subordinated Loan”: Any Loan (other than Senior Secured Loan or a Senior Subordinated Loan) that is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Legal Final Maturity Date”: The date which is 18 months following the Termination Date.

“LIBOR Rate”: For any day during any Accrual Period and any Advance or portion thereof, an interest rate per annum equal to:

(1) the posted rate for 30 day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and as of the second (2nd) Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance); or

(2) if no such rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by SunTrust Capital Markets at its principal office in Atlanta, Georgia as the rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30 day deposits in United States Dollars are being, have been, or would be offered or quoted by SunTrust Bank to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Eastern Standard Time) on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to (a) any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) and any reasonably allocated costs of counsel (if any) (including costs of internal counsel), in each case incurred in accordance with the Servicer’s customary procedures in connection with the repossession, operation, refurbishment and disposition of any related assets securing such Loan and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan if it is a Charged-Off Loan, and if requested by the Administrative Agent, the Servicer must provide to the Administrative Agent a breakdown of the Liquidation Expenses for any Loan along with any supporting documentation therefor; and (b) any Portfolio Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) and any reasonably allocated costs of counsel (if any) (including costs of internal counsel) in each case in accordance with the Servicer’s customary procedures in connection with the operation, refurbishment and disposition of any related assets securing such Portfolio Loan and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Portfolio Loan if it is a Charged-Off Portfolio Loan, and if requested by the Administrative Agent, the Servicer and Originator shall provide to the Administrative Agent a breakdown of the Liquidation Expenses for any Portfolio Loan along with any supporting documentation therefor.

“Liquidity Agreement”: Any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases or advances to, or purchase assets from, any Purchaser in order to provide liquidity for such Purchaser’s Advances hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support to each Purchaser, respectively, pursuant to a Liquidity Agreement in connection with the issuance by such Purchaser of Commercial Paper Notes.

“Liquidity Commitment”: With respect to any Liquidity Bank, the maximum commitment amount of such Liquidity Bank under the terms of the related Liquidity Agreement.

“Loan”: Any commercial loan acquired by the Seller pursuant to the Depositor Sale Agreement.

“Loan Checklist”: The list delivered by or on behalf of the Seller or the Servicer to the Trustee that identifies the items contained in the Loan File with respect to any Loan.

“Loan File”: With respect to any Loan and Related Property (if any), each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy) and copies of any other Records relating to such Loan and Related Property (if any).

“Loan List”: The list of Loans provided by the Seller or the Servicer to the Administrative Agent and the Trustee, in the form of Schedule IV hereto (in an electronic format acceptable to the Trustee and hardcopy form), as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Loan Register”: Defined in Section 5.4(m).

“Loan-to-Value-Ratio”: With respect to any Loan, as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the total commitment amount of such Loan and all other senior or pari passu indebtedness of the related Obligor as of such date and (ii) the denominator of which is equal to the total value of the Related Property (if any) securing such Loan and such other senior or pari passu indebtedness that is subject to a perfected Lien in favor of the Originator.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise) operations, performance or properties of (i) the Seller or the Depositor or (ii) the Originator and its Affiliates taken as a whole, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of any material portion of the Loans, (c) the rights and remedies under the Transaction Documents of the Trustee, the Administrative

Agent, the Purchasers, the Purchaser Agents and the Secured Parties, (d) the ability of the Seller, the Servicer, the Depositor or the Originator to perform its obligations under this Agreement or any Transaction Document or (e) the status, existence, perfection, priority or enforceability of the Trustee’s security interest in the Assets.

“Material Mortgage Loan”: Any Loan for which the underlying Related Property consisting of real property is either (i) material to the operations of the related business or (ii) represents 25% or more (measured by the book value of the three most valuable parcels of real property as of the date of such Mortgage Note) of the original commitment for such Loan.

“Materials of Environmental Concern”: Any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Availability”: As of any date of determination, (i) an amount equal to the product of the Borrowing Base and the Weighted Average Advance Rate on such date minus (ii) the aggregate of all outstanding Servicer Advances on such date.

“Minimum Overcollateralization Amount”: As of any date of determination, an amount equal to the greater of (a) the Required Equity Contribution on such date and (b) the product of (i) the Minimum Overcollateralization Percentage on such date and (ii) the Borrowing Base on such date.

“Minimum Overcollateralization Percentage”: On any date of determination, the greater of (a) the percentage equivalent of one minus a fraction the numerator of which is equal to the Maximum Availability on such date and the denominator of which is equal to the Aggregate Outstanding Loan Balance on such date plus the amount on deposit in the Principal Collections Account on such date or (b) 100% minus the Adjusted Advance Rate on such date.

“Minimum Pool Yield”: A Pool Yield equal to 1.75%.

“Modified Loan”: Any Loan or Portfolio Loan that has undergone a restructuring as a result of being a Delinquent Loan or Delinquent Portfolio Loan, applicable, as to a payment of interest or that would, in the reasonable judgment of the Servicer, become a Delinquent Loan or Delinquent Portfolio Loan, as applicable, as to a payment of interest but for such restructuring (including restructuring to capitalize any accrued interest onto the principal balance of such Loan or Portfolio Loan); provided, that, so long as such Loan is an Eligible Loan at such time, any such Loan shall cease being classified as a Modified Loan upon the first to occur of (i) the related Obligor making full and timely payment of all interest required to be paid on such Loan at a per annum rate at least equal to the LIBOR Rate plus 3.75% for a period covering six consecutive months or (ii) one or more investors that are not Affiliates of the Obligor acquire equity in or debt of such Obligor (provided that such debt must by its terms be subordinate to the debt evidenced by the Loan or Portfolio Loan) and after giving effect to such equity or debt the loan-to-value ratio of the Loan or Portfolio Loan to such Obligor is in compliance with the Credit and Collection Policy as reasonably determined by the Servicer’s credit committee.

“Monthly Report”: Defined in Section 6.10(b).

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Priority Category Recovery Rate”: (i) With respect to any Loan, unless otherwise specified by Moody’s, the percentage specified in the table below:

Moody’s Priority Category	Recovery Rate
Type 1 A Senior Secured Loan (other than a Senior B Loan)	45%

Type 2 A Senior B Loan	40%

Type 3 A Senior Subordinated Loan	15%

Type 4 A Junior Subordinated Loan	15%

(ii) with respect to any Acquired Loan, unless otherwise specified by Moody’s, the percentage specified in the table below:

Moody’s Priority Category	Recovery Rate
Type 1 A secured Loan which (a) does not have a rating from Moody’s or (b) has a rating from Moody’s equal to (x) the Moody’s senior implied rating of the Obligor in respect of such Loan or (y) if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor	45%

Type 2 A secured Loan which has a rating from Moody’s one subcategory higher than the Moody’s senior implied rating of the Obligor in respect of such Loan or, if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor or, if such Obligor does not have a senior unsecured rating from Moody’s, the rating from Moody’s as determined in accordance with the definition of “Moody’s Rating”	50%

Type 3 A secured Loan which has a rating from Moody’s two or more subcategories higher than the Moody’s senior implied rating of the Obligor in respect of such Loan or, if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor or, if such Obligor does not have a senior unsecured rating from Moody’s, the rating from Moody’s as determined in accordance with the definition of “Moody’s Rating”	60%

Type 4 A secured Loan that has a rating from Moody’s one subcategory below the Moody’s senior implied rating of the Obligor in respect of such Loan or, if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor or, if such Obligor does not have a senior unsecured rating from Moody’s, the rating from Moody’s as determined in accordance with the definition of “Moody’s Rating”	40%

Type 5 A secured Loan that has a rating from Moody’s two subcategories below the Moody’s senior implied rating of the Obligor in respect of such Loan or, if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor or, if such Obligor does not have a senior unsecured rating from Moody’s, the rating from Moody’s as determined in accordance with the definition of “Moody’s Rating”	30%

Type 6 A secured Loan that has a rating from Moody’s three or more subcategories below the Moody’s senior implied rating of the Obligor in respect of such Loan or, if such Obligor does not have a senior implied rating, the senior unsecured rating of such Obligor or, if such Obligor does not have a senior unsecured rating from Moody’s, the rating from Moody’s as determined in accordance with the definition of “Moody’s Rating”	20%

“Moody’s Rating”: With respect to any Acquired Loan, (a) if the Obligor of such Loan has a senior implied rating from Moody’s, then the Moody’s Rating of such Loan shall be such implied rating, (b) if the Obligor of such Loan does not have a senior implied rating from Moody’s but the Loan is rated by Moody’s, then the Moody’s Rating of such Loan shall be such rating, (c) if the Obligor of such Loan does not have senior implied rating from Moody’s and such Loan is not rated by Moody’s but the Obligor has a senior unsecured obligation publicly rated by Moody’s, then the Moody’s Rating of such Loan shall be such rating and (d) if the Obligor of such Loan does not have senior implied rating from Moody’s and neither such Loan nor any senior unsecured obligation of the Obligor has been publicly rated by Moody’s, then the Moody’s Rating of such Loan shall be a rating estimate as assigned by Moody’s at the request of the Seller (or the Servicer on behalf of the Seller); provided, that, if a Loan (A) is placed on a watch list for possible upgrade by Moody’s, the Moody’s Rating applicable to such Loan shall be one rating subcategory above the Moody’s Rating applicable to such Loan immediately prior to such Loan being placed on such watch list and (B) if a Loan is placed on a watch list for possible downgrade by Moody’s, the Moody’s Rating applicable to such Loan shall be one rating subcategory below the Moody’s Rating applicable to such Loan immediately prior to such Loan being placed on such watch list.

“Moody’s Rating Condition”: With respect to any action or series of related actions or proposed transaction or series of proposed transactions, that Moody’s shall have notified the Seller, the Servicer and the Administrative Agent and the Purchaser Agents in writing that such action or series of related actions or the consummation of such proposed transaction or series of related transactions will not result in a reduction or withdrawal of the then current rating issued by Moody’s with respect to the Variable Funding Certificates as a result of such action or series of related actions or the consummation of such proposed transaction or series of related transactions.

“Moody’s Weighted Average Rating”: As of any date of determination, the numerical average Moody’s debt rating obtained by (a) multiplying the Outstanding Loan Balance of each Eligible Loan (excluding any Delinquent Loans and Charged-Off Loans) as of such date by the applicable Moody’s Rating Factor for such Loan as indicated in the table below; (b) summing the products obtained in clause (a) for all such Loans; and (c) dividing the sum obtained in clause (b) by the Aggregate Outstanding Loan Balance of all Loans as of such date. The “Moody’s Rating Factor” for each such Eligible Loan that is an Acquired Loan shall be determined using the Moody’s Rating and in all other cases shall be determined in the following manner: (i) for Loans rated or shadow rated by Moody’s, the Moody’s Rating Factor shall be determined using such Moody’s rating, (ii) for Loans that have not been rated by Moody’s, the Moody’s Rating Factor shall be determined assuming a rating of “Caa1” (provided that such “Caa1” assumption may be revised by Moody’s at any time based on its further review of the Loans in the Asset Pool and after its receipt of notice of such change the Servicer shall implement such change into its calculation of the Moody’s Weighted Average Rating) unless clause (iii) below applies and (iii) for Loans that have not been rated by Moody’s but for which either (A) documentation with respect to such Loans has been submitted to Moody’s in order to permit Moody’s to issue a shadow rating, but such shadow rating has not yet been issued by Moody’s or (B) such Loans have been added to the Asset Pool less than 5 Business Days prior to the end of the most recent calendar month and the Servicer either intends to submit or has submitted the documentation with respect to such Loans to Moody’s in order to permit Moody’s to issue a shadow rating, provided that there is no Termination Event or Unmatured Termination Event that has occurred and is continuing at such time, the Moody’s Rating Factor shall be determined using the rating assigned to such Loans by the Servicer (consistent with the Investment Rating of such Loans determined in accordance with the Credit and Collection Policy) but in no event shall the rating used be higher than “B1”; provided, that from and after the date Moody’s issues a shadow rating for any Loan described in clause (ii) or clause (iii) above, the Moody’s Rating Factor shall be determined in accordance with clause (i) above; and provided, further, that no more than (A) 20% of the Aggregate Outstanding Loan Balance during any Ramp-up Period or (B) 10% of the Aggregate Outstanding Loan Balance during any other period, may consist of Eligible Loans with a Moody’s Rating Factor determined in accordance with clause (iii) above (the Moody’s Rating Factor of any excess of such applicable percentage to be determined in accordance with clause (ii) above). It is understood that Moody’s may have a private estimate on any Loan at any time.

Moody’s Rating of Loan	Moody’s Rating Factor
Aaa (1)	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Ca	10,000
C	10,000

(1)	Includes any security issued or guaranteed as to the payment of principal and interest by the United States government or any agency or instrumentality thereof.

“Moody’s Weighted Average Recovery Rate”: As of any date of determination, the percentage obtained by summing the products obtained by multiplying the Outstanding Loan Balance of each applicable Eligible Loan (excluding any Delinquent Loans and Charged-Off Loans) by its Moody’s Priority Category Recovery Rate, dividing such sum by the Aggregate Outstanding Loan Balance of all such Loans and rounding up to the first decimal place.

“Mortgage”: With respect to any Material Mortgage Loan, the mortgage, deed of trust, lease, trust certificate or other security document creating a Lien on the related Mortgaged Property securing such Material Mortgage Loan.

“Mortgage Note”: With respect to any Material Mortgage Loan, the promissory note or other instrument of indebtedness evidencing such Material Mortgage Loan (including, without limitation, any agreement to assume the obligations of the Mortgagor under the Material Mortgage Loan).

“Mortgaged Property”: With respect to any Material Mortgage Loan, the underlying real property secured under a Material Mortgage Loan, and any improvements thereon, which property satisfied either test in the definition of Material Mortgage Loan.

“Mortgagor”: With respect to any Material Mortgage Loan, the obligor or obligors, collectively, on the related Mortgage Note.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Seller, the Originator or any ERISA Affiliate on behalf of its employees.

“Non-Permitted Transferee”: Any Person that is a specialized commercial finance company, “registered investment company” (for purposes of the 40 Act), “business development company” (for purposes of the 40 Act) or hedge fund engaged in providing loans to small to medium sized businesses.

“Note Break-Even Loss Rate”: With respect to any Variable Funding Certificate rated or shadow rated by S&P, at any time, the product of (a) the estimated cumulative default rate (determined by application of the S&P CDO Evaluator) of the Current Portfolio or the Proposed Portfolio, as applicable, and (b) one minus the S&P Weighted Average Recovery Rate at such time.

“Notes Loss Differential”: With respect to any Variable Funding Certificate rated or shadow rated by S&P, at any time, the rate calculated by subtracting the Note Break-Even Loss Rate at such time from the Class Scenario Loss Rate for such Variable Funding Certificate at such time.

“Noteless Loan”: A Loan with respect to which the underlying loan documents do not include or require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan.

“Obligor”: With respect to any Loan or Portfolio Loan, the borrower or borrowers, as applicable, obligated to make payments with respect to such Loan or Portfolio Loan, as applicable.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller or the Servicer, as the case may be, and delivered to the Trustee and the Administrative Agent.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Optional Sale”: Defined in Section 2.17(a).

“Optional Sale Date”: Any Business Day during the Revolving Period, provided 45 days written notice is given in accordance with Section 2.17(a).

“Originated Loan”: A Loan or Portfolio Loan that (a) either (i) is originated by the Originator or one of its wholly-owned Subsidiaries or (ii) is made as part of a loan facility with an initial outstanding loan balance of less than $150,000,000 and assigned to or acquired by the Originator from a Person that is not an Affiliate in an arm’s length transaction; provided, that, if such loan facility comprises multiple classes or tranches of debt, the class or tranche held by the Originator (along with any classes or tranches that are entitled to payment of principal or interest on a pari passu basis with respect to such class or tranche) must have an initial outstanding loan balance of less than $150,000,00 and (b) is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Originator”: Defined in the Preamble of this Agreement.

“Originator Sale Agreement”: The Originator Sale and Contribution Agreement, dated as of November 10, 2004, between the Originator and the Depositor, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Outstanding Loan Balance”: With respect to any Loan included as part of the Asset Pool, the lesser of (i) the Fair Market Value of such Loan and (ii) sum of (a) all future Scheduled Payments becoming due under or with respect to such Loan plus (b) any past due Scheduled Payments with respect to such Loan; provided, that, notwithstanding the foregoing, in connection with any repurchase under the Transaction Documents, the “Outstanding Loan Balance” shall be calculated pursuant to the foregoing clause (ii).

“Overcollateralization Amount”: As of any date of determination, an amount equal to the product of (i) the Overcollateralization Percentage on such date and (ii) the Borrowing Base on such date.

“Overcollateralization Percentage”: As of any date of determination, the percentage equivalent of (a) one minus (b) a fraction (i) the numerator of which is equal to the Advances Outstanding on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of such date.

“Overcollateralization Shortfall”: As of any date of determination an amount equal to the positive difference, if any, of (a) the Minimum Overcollateralization Amount on such date minus (b) the Overcollateralization Amount on such date.

“Owner Trustee”: Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee.

“Participation”: A participation interest that is acquired by the Originator in all or a portion of a loan held by a Selling Institution which is rated at least “A2” by Moody’s or “A” by S&P and is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy

“Payment Date”: The 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Payment Duties”: Defined in Section 8.2(b).

“Pension Plans”: Defined in Section 4.3(q).

“Permitted Investments”: With respect to any Payment Date means negotiable instruments or securities or other investments (a) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (b) that, as of any date of determination, mature by their terms on or before such Payment Date immediately following such date of determination, and (c) that evidence:

(3) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(4) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Seller’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency, which in the case of Fitch, shall be “F-1+”;

(5) commercial paper, or other short term obligations, having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency and Fitch, which in the case of Fitch, shall be “F-1+”;

(6) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(7) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (2) above;

(8) investments in taxable money market funds or other regulated investment companies having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch) or otherwise subject to prior notice being given to each Rating Agency and the Rating Agency Condition being satisfied with respect thereto;

(9) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Fitch and each Rating Agency; or

(10) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of Fitch, shall be “F-1+” and in the case of S&P shall be “A-1”.

The Trustee may pursuant to the direction of the Servicer or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”: Any of the following: (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehouseman’s, mechanics’ and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents and (d) with respect to any Senior Subordinated Loan or Junior Subordinated Loan, Liens on the Related Security in favor of senior lenders with respect thereto.

“Permitted Securitization Transaction”: Any financing transaction undertaken by the Seller or an Affiliate of the Seller that is secured, directly or indirectly, by the Assets or any portion thereof or any interest therein released from the Lien of this Agreement, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Person”: An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan”: A Loan that (i) provides for the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest or (ii) consists solely of interest that has previously been capitalized.

“Pool Concentration Criteria”: As of any date of determination, each of the concentration limitations as set forth below, which concentration limitations (unless otherwise indicated) shall be measured on the basis of a percentage of the Aggregate Outstanding Loan Balance:

(11) the sum of the Outstanding Loan Balances of all Eligible Loans to a single Obligor (including any Affiliates thereof) shall not exceed $8,000,000 during any Ramp-Up Period and otherwise $20,000,000;

(12) other than during any Ramp-Up Period, the sum of the Outstanding Loan Balances of all Eligible Loans the Obligors of which are resident of (i) the same State shall not exceed 25%, (ii) Canada shall not exceed 5%, (iii) any Approved European Country shall not exceed 5%; provided, however, that the sum of the Outstanding Loan Balances of all Eligible Loans the Obligors of which are resident of a United States territory, Canada or any Approved European Country shall not in the aggregate exceed 7.5%;

(13) other than during any Ramp-Up Period, the sum of the Outstanding Loan Balances of all Eligible Loans the Obligors of which are in the same industry segment (as determined by the SIC code or as described below) shall not exceed the following percentages of the Aggregate Outstanding Loan Balance:

Segment	Percentage Limit	SIC Code(s) or Descriptions
Radio (FCC licensed)	35%	4832

Radio (without FCC licenses)	0%	4832

Television (FCC licensed to the extent necessary)	35%	4833, 4841

Publishing	20%	2721,2741

Community Newspapers	40%	2711

Telecommunication	20%	4812, 4813, 4822 (excluding Paging, ISP and Telecommunications towers in those codes)

Business Information Services	20%	7375, 7379

Technology	20%	7371, 7372, 7373 (excluding E-Commerce in those codes)

Security Alarm Leasing Companies	20%	7382

Paging	0.0%	NAICS code 517211

Telecommunication towers	15%	see definition

Internet Service Providers	5%	NAICS code 518111

E-Commerce	5%	see definition

Cable Television Operators	35%	see definition

Other	15%	see definition

Any single segment of Telecommunications including wireless	15%	any one of the following, see definition CLEC, long-distance, ICP, ALEC (prepaid, calling card), Cellular and other wireless telecom and any other telecom segment

Segment	Percentage Limit	SIC Code(s) or Descriptions
Combined Limit to segments other than Radio, Television, Community Newspapers, Publishing, Towers, Cable Television Operators, Business Information Services and Security Alarm Leasing Companies	45%	See codes above and definitions

Combined Limit to Telecommunication and Technology	30%	See codes above and definitions

For the purposes of this definition, terms below will have the following definitions:

ALEC (alternative local exchange companies). Company providing prepaid local exchange services that are resold from the LEC.

Cable Television Operators. Company engaged in the operation of cable television systems.

Cellular and other wireless telecom. See NAICS 513322.

CLEC (competitive local exchange companies). Company providing local exchange services in competition with the incumbent local exchange carrier (ILEC). Company may be facilities-based or may resell local service provided by the ILEC. Company may provide other services to complete the product offering, but the primary business is local service.

E-Commerce. Company engaged in web-based or internet activities or providing web-based or internet-related technology solutions to business entities.

FCC. The Federal Communications Commission or any successor thereto.

ICP (integrated communications provider). Company providing a broad range of telecommunications products to customers. The services offered combine traditional local service, long distance and wireless communications products. The services can be facilities-based or resold, but most likely a combination of both.

Long distance. Company providing long distance services. The services may be facilities-based or resold, or a combination of both. The company may provide other services, but the primary revenue source is long distance.

Other. Any industry not otherwise specifically identified in the grid above, except nuclear waste and casinos and other gambling.

Telecommunication towers. Company involved in the leasing, construction, and/or management of communications facilities in multi-tenant tower, antennae, rooftop facilities over a geographic area.

Wireless Telecom. Companies providing cellular phone services or personal communication services (or PCS) business with appropriate licenses issued by the FCC.

(14) the average Outstanding Loan Balance of the Eligible Loans shall not exceed $6,000,000 during any Ramp-Up Period, or otherwise $10,000,000;

(15) the sum of the Outstanding Loan Balances of all Eligible Loans to the six largest Obligors (including any Affiliates thereof) shall not exceed the greater of $80,000,000 or 40% other than during any Ramp-Up Period;

(16) the sum of the Outstanding Loan Balances of Eligible Loans the Obligors of which (a) have been assigned an “Investment Rating” (in accordance with the Credit and Collection Policy) of 3 shall not exceed 40% and (b) have been assigned an “Investment Rating” (in accordance with the Credit and Collection Policy) of 4 or 5 shall not exceed 0.0%;

(17) the sum of the Outstanding Loan Balances of all Modified Loans shall not exceed 0.0%;

(18) the weighted average remaining term to maturity of the Eligible Loans shall not be greater than six and one-half (6.5) years;

(19) the sum of the Outstanding Loan Balances of all Eligible Loans that are not Senior Secured Loans shall not exceed 25%;

(20) the sum of the Outstanding Loan Balances of all Eligible Loans with (i) current semi-annual interest payments shall not exceed 5.0% and (ii) current interest payments less frequently than semi-annually shall not exceed 0.0%;

(21) the sum of the Outstanding Loan Balances of all Eligible Loans which are Senior B Loans shall not exceed 25%;

(22) the sum of the Outstanding Loan Balances of all Eligible Loans which are Senior Subordinated Loans or Junior Subordinated Loans shall not in the aggregate exceed 25%;

(23) the sum of the Outstanding Loan Balances of all Eligible Loans which are PIK Loans shall not exceed 0.0%;

(24) the sum of the Outstanding Loan Balances of all Eligible Loans which are Participations shall not exceed 5.0%;

(25) the sum of the Outstanding Loan Balances of all Eligible Loans which are Acquired Loans shall not exceed 30% of the Facility Amount;

(26) the sum of the Outstanding Loan Balances of all Eligible Loans which are DIP Loans shall not exceed 5.0%;

(27) the sum of the Outstanding Loan Balances of all Eligible Loans which are Fixed Rate Loans shall not exceed 20% of the Facility Amount; and

(28) the Moody’s Weighted Average Rating of all Eligible Loans in the Asset Pool shall not exceed 4300.

“Pool Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Delinquent Loans on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance on such date.

“Pool Rate”: As of any Determination Date, the annualized percentage equivalent of a fraction, (a) the numerator of which is equal to all Interest Collections on Loans included in the Aggregate Outstanding Loan Balance as of the first (1st) day of the Collection Period related to such Determination Date that are deposited into the Collection Account during such Collection Period, and (b) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of the first (1st) day of such Collection Period.

“Pool Yield”: As of any date of determination, an amount equal to, the positive difference, if any, of (a) the Pool Rate and (b) the sum of (i) the weighted average of the Interest Rates, (ii) the weighted average of the Program Fee Rates, (iii) the Servicing Fee Rate, (iv) the Backup Servicer Fee Rate, (v) the Trustee Fee Rate and (vi) the weighted average of the rates used to calculate the Commitment Fees, each as of such date.

“Portfolio Aggregate Outstanding Loan Balance”: On any day, the excess of (i) the sum of the Portfolio Outstanding Loan Balances of all Portfolio Loans on such day minus (ii) the sum of the Portfolio Outstanding Loan Balances of all Portfolio Loans that are Delinquent Portfolio Loans or Charged-Off Portfolio Loans on such day.

“Portfolio Investment”: Investments made by the Originator in the ordinary course of business in a Person that are accounted for under GAAP as a portfolio investment of the Originator.

“Portfolio Loan”: Any loan owned or serviced by the Originator (including each Loan).

“Portfolio Outstanding Loan Balance”: With respect to any Portfolio Loan, the sum of (i) all future Scheduled Payments becoming due under or with respect to such Portfolio Loan plus (ii) any past due Scheduled Payments with respect to such Portfolio Loan.

“Prepaid Loan”: Any Loan (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Primary Obligor”: With respect to any Loan or Portfolio Loan, the related Obligor or Obligors whose assets and cash flows are principally underwritten by the Originator in accordance with the Credit and Collection Policy in making or acquiring such Loan or Portfolio Loan.

“Prime Rate”: The rate announced by SunTrust Bank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by SunTrust Bank in connection with extensions of credit to debtors.

“Principal Collections”: Any and all amounts received in respect of any principal due and payable under the Loans from or on behalf of Obligors that are deposited into the Principal Collections Account, or received by or on behalf of the Seller, the Servicer, the Depositor or the Originator in respect of the principal portion of the Loans, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Principal Collections Account”: Defined in Section 6.4(f).

“Proceeds”: With respect to any Asset, all property that is receivable or received when such Asset is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Asset.

“Program Fee”: With respect to any applicable Purchaser, the fee set forth as such in such Purchaser’s Purchaser Fee Letter as the “Program Fee.”

“Program Fee Rate”: With respect to any Purchaser, on any day, the rate set forth as such in such Purchaser’s Purchaser Fee Letter as the “Program Fee Rate.”

“Proposed Portfolio”: The portfolio (measured by principal balance) of (a) the Loans in the Asset Pool, (b) Principal Collections held as cash and (c) Permitted Investments purchased with Principal Collections resulting from the repurchase, maturity or other disposition of a Loan or a proposed acquisition of an Additional Loan, as the case may be.

“Pro Rata Share”: With respect to a Purchaser, the percentage obtained by dividing such Purchaser’s Commitment by the aggregate Commitments of all the Purchasers.

“Public Securities”: The securities issued by MCG Capital in connection with its initial public offering, and any subsequent securities issued by MCG Capital in a transaction registered under the 34 Act.

“Purchaser”: Each Person from time to time party hereto as a Purchaser and “Purchasers” means all such Persons collectively.

“Purchaser Agent”: With respect to any Purchaser, the person listed as the “Purchaser Agent” for such Purchaser on the signature pages to this Agreement or any document pursuant to which a Purchaser may, following the date of this Agreement, become a party hereto.

“Purchaser Fee Letter”: With respect to any Purchaser, the fee letter among such Purchaser, the Seller and any other parties thereto relating to the fees payable to such Purchaser in connection with the transactions contemplated hereby, as any such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Qualified Institution”: Defined in Section 6.4(f).

“Quarterly Determination Date”: March 31, June 30, September 30 and December 31 of each calendar year.

“Ramp-Up Period”: Any period during, or date on which, the Aggregate Outstanding Loan Balance is less than or equal to $100,000,000.

“Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by the Purchasers.

“Rating Agency Condition”: With respect to any action or series of related actions or proposed transaction or series of related proposed transactions, that each of S&P and Moody’s shall have notified the Seller, the Servicer, the Administrative Agent and the Purchaser Agents in writing that such action or series of related actions or the consummation of such proposed transaction or series of related transactions will not result in a reduction or withdrawal of the then current rating issued by a Rating Agency with respect to the Variable Funding Certificates.

“Rating Confirmation”: With respect to any Purchaser, a confirmation by each of the Rating Agencies rating such Purchaser’s Commercial Paper Notes that a proposed amendment, waiver or other modification shall not result in a downgrade or withdrawal of such Rating Agency’s then current rating of such Commercial Paper Notes.

“Records”: All Loan and other documents, books, records and other information executed in connection with the origination or acquisition of the Assets or maintained with respect to the Assets and the related Obligors that the Seller, the Originator, the Depositor or the Servicer have generated, in which the Seller has acquired an interest pursuant to the Depositor Sale Agreement, in which the Depositor has acquired an interest pursuant to the Originator Sale Agreement or in which the Seller, the Originator, the Depositor or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property is sold, discarded (after a determination by the Servicer that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy with respect to any Charged-Off Loan or Charged-Off Portfolio Loan, as applicable, the proceeds from the sale or other liquidation of the Related Property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan or Charged-Off Portfolio Loan, as applicable, the Related Property, and any amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan or Portfolio Loan, as applicable, to be refunded to the related Obligor.

“Related Property”: With respect to a Loan or Portfolio Loan, any property or other assets pledged as collateral to secure repayment of such Loan or Portfolio Loan, as applicable, including all Proceeds of such property or other assets but excluding in the case of any Loan collateral of the type described in clause (viii) of the definition of Retained Interest.

“Related Security”: (i) As used in the Originator Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (e), (i) and (j), and (ii) as used in the Depositor Sale Agreement, all of the Depositor’s right, title and interest in and to the items set forth in clauses (a) through (e), (g), (i) and (j), and (iii) as used herein all of the Seller’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds, but not including any Retained Interest;

(b) all Required Loan Documents, Loan Files related to any Loans, Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(c) all Insurance Policies with respect to any Loan or Related Property (if any);

(d) all security interests, Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed by or authorized an Obligor relating thereto;

(e) the Concentration Account, the Collection Account, the Reserve Account and the Excess Spread Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f) each Hedging Agreement and all payments from time to time due thereunder;

(g) the Originator Sale Agreement (including, without limitation, rights of recovery of the Depositor against the Originator) and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Depositor against the Originator under or in connection with the Originator Sale Agreement;

(h) the Depositor Sale Agreement (including, without limitation, rights of recovery of the Seller against the Depositor) and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Seller against the Depositor under or in connection with the Depositor Sale Agreement;

(i) all collections and records (including computer records) with respect to the foregoing; and

(j) all income, payments, proceeds and other benefits of each of the foregoing.

“Replaced Loan”: Defined in Section 2.16(a).

“Reporting Date”: The date that is two Business Days prior to each Payment Date.

“Required Advance Reduction Amount”: As of any Payment Date, the amount of Advances Outstanding required to be repaid in order to cause the Availability to exceed $0.

“Required Equity Contribution”: An Equity Contribution in an amount equal to $45,000,000.

“Required Equity Shortfall”: As of any date of determination, the positive difference, if any, of (a) the Required Equity Contribution on such date minus (b) the actual amount of Equity Contributions on such date.

“Required Hedge Date”: Defined in Section 5.3(a).

“Required Loan Documents”: With respect to (i) any Loan identified as a Noteless Loan on the applicable Loan Checklist, a copy of the related Loan Register (together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as a part of the Asset Pool) and a duly executed copy of any related assignment and assumption agreement, (ii) all Loans other than Noteless Loans, the duly executed original of the related promissory note and one or more assignments (which may be by endorsement or allonge or collateral assignment) of each such promissory note to the Seller and then the Trustee, for the benefit of the Secured Parties, signed by an officer of the Originator, the Depositor and the Seller, respectively, (iii) any Agented Note or Loan where MCG Capital is the sole lender, copies of any related loan or credit agreement together with, to the extent set forth on the Loan Checklist, duly executed (if applicable) originals or copies of the primary financing documents related thereto as determined by the Servicer in accordance with the Credit and Collection Policy and set forth on the Loan Checklist, (iv) in the case of any broadly syndicated Loan (i.e., where there are four or more lender parties to such facility) or any Loan not specifically covered in clause (iii), a copy of any underlying loan documents (if any) received by MCG and delivered to the Trustee identified on the applicable Loan Checklist, (v) for each Loan identified as being a Material Mortgage Loan on the related Loan Checklist, an Assignment of Mortgage (or equivalent thereof utilized in an Approved European Country) and (vi) for any Loan identified as an Acquired Loan or acquired by the Originator from a Person that is not an Affiliate on the applicable Loan Checklist, the duly executed assignment agreement; provided, that, with respect to any Loan for which a public recording office retains the original promissory note and intervening assignments, any of the foregoing documents, other than any related promissory notes in the case of such Loans only, may be copies; provided, further, that, to the extent any promissory note is executed in connection with a Noteless Loan, such related promissory note will be delivered to the Trustee within four Business Days after its receipt by the Seller together with a revised Loan Checklist.

“Required Purchaser Reduction Amount”: As of any date of determination, with respect to any Purchaser, the amount, if any, by which (a) the aggregate outstanding Advances of such Purchaser on such date exceeds (b) the lesser of: (x) the aggregate Liquidity Commitments of all then existing Liquidity Banks related to such Purchaser (after giving effect to any Exiting Liquidity Banks relating to such Purchaser ), divided by 1.02 (or, if applicable with respect to any related Liquidity Bank, multiplied by 0.98), or (y) the Commitment of such Purchaser at such time.

“Required Reports”: Collectively, the Monthly Report, the Servicer’s Certificate required pursuant to Section 6.10(d), the financial statements of the Servicer required pursuant to Section 6.10(e), the annual statements as to compliance required pursuant to Section 6.11, and the annual independent public accountant’s report required pursuant to Section 6.12.

“Reserve Account”: Defined in Section 6.4(i).

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of certificates of the Seller now or hereafter outstanding, except a dividend payment solely in interests of that class of certificates or in any junior class of certificates of the Seller; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of certificates of the Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire certificates of Seller now or hereafter outstanding, and (iv) any payment of management fees by the Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (ii) distributions by the Seller to its certificateholders of Assets or of cash or other proceeds relating thereto which have been repurchased or substituted by the Seller in accordance with this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: With respect to any Loan, the following interests, rights and obligations in such loan and under the associated documentation, which shall be retained by the Originator: (i) all of the rights and obligations, if any, to provide additional funding with respect to such Loan, (ii) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan, (iii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator as set forth on the Loan List, (iv) any unused commitment or similar fees associated with the additional funding obligations described in clause (i) above, (v) any agency or similar fee associated with the rights and obligations of the agents described in clause (ii) above, (vi) any advisory, consulting or similar fees due from the Obligor associated with services provided by the agents described in clause (ii) above, (vii) the right to collect from such Obligor(s) the fees (including, without limitation, any origination fees) and expense reimbursements associated with the preparation, negotiation, execution, perfection and documentation of such Loan, the associated Related Property therefor and any subsequent amendments, waivers, consents and restructuring thereof, and (viii) any and all warrants, options and other equity instruments issued in the name of the Servicer or its Affiliates in connection with or relating to any Loan.

“Retransfer Price”: Defined in Section 4.6.

“Review Criteria”: Defined in Section 8.2(b).

“Revolving Credit Agreement”: Defined in Section 13.12(e).

“Revolving Loan”: A Loan that is a line of credit arising from an extension of credit by the Originator to an Obligor and is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

“RiskCalc”: Moody’s RiskCalc for Private Companies, or any thereto.

“S&P”: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“S&P CDO Evaluator”: The computer program provided by S&P to the Servicer and the Administrative Agent on the Closing Date for the purpose of estimating the default risk of Loans.

“S&P CDO Evaluator Test”: A test satisfied on any date of determination if after giving effect to the substitution of a Substitute Loan or the acquisition of an Additional Loan (or both), as the case may be, the Notes Loss Differential of the Proposed Portfolio is positive, or if the Notes Loss Differential of the Proposed Portfolio is negative prior to giving effect to such substitution or acquisition, the extent of compliance is improved after giving effect to the substitution or acquisition of a Substitute Loan or an Additional Loan, as applicable. For purposes of calculating the S&P CDO Evaluator Test, the “S&P Rating” of each Eligible Loan shall be determined in the following manner: (i) for Loans rated or shadow rated by S&P, such rating, (ii) for Loans that have not been rated by S&P, the S&P Rating shall be determined assuming a rating of “CCC” unless clause (iii) applies, and (iii) for Loans that have not been rated by S&P but for which either (A) documentation with respect to such Loans has been submitted to S&P in order to permit S&P to issue a shadow rating, but such shadow rating has not yet been issued by S&P or (B) such Loans have been added to the Asset Pool less than 5 Business Days prior to the end of the most recent calendar month and the Servicer either intends to submit or has submitted the documentation with respect to such Loans to S&P in order to permit S&P to issue a shadow rating, provided that there is no Termination Event or Unmatured Termination Event that has occurred and is continuing at such time, the S&P Rating shall be determined using the rating assigned to such Loans by the Servicer (consistent with the Investment Rating of such Loans determined in accordance with the Credit and Collection Policy); provided, that, from and after the date S&P issues a shadow rating for any Loan described in clause (ii) or (iii) above, the S&P Rating shall be determined in accordance with clause (i) above.

“S&P Priority Category Recovery Rate”: (i) With respect to any Loan, unless otherwise specified by S&P, the percentage specified in the table below:

S&P Priority Category	Recovery Rate
Type 1 A Senior Secured Loan (other than a Senior B Loan)	53%

Type 2 A Senior B Loan	43%

Type 3 A Senior Subordinated Loan	22%

Type 4 A Junior Subordinated Loan	22%

“S&P Weighted Average Recovery Rate”: As of any date of determination, the percentage obtained by summing the products obtained by multiplying the Outstanding Loan Balance of each applicable Eligible Loan (excluding any Delinquent Loans and Charged-Off Loans) by its S&P Priority Category Recovery Rate, dividing such sum by the Aggregate Outstanding Loan Balance of all such Loans and rounding up to the first decimal place.

“SBIC Loan”: A Loan by a small business investment company that is licensed by the United States Small Business Administration and is owned or managed by the Originator.

“Scheduled Payments”: With respect to any Loan each required, if any, monthly, quarterly, or annual payment of principal required to be made by the Obligor thereof under the terms of such Loan; in all cases, excluding any payment in the nature of, or constituting, interest.

“Scheduled Reserve Account Payment”: With respect to any Payment Date, 50% of the remaining distributable amounts under Section 2.7(a) after giving effect to distributions under Section 2.7(a)(1) through (6)(a).

“Scheduled Termination Date”: November 7, 2007 or such later date to which such date may be extended in accordance with Section 2.1(c); provided, that, any extension beyond November 6, 2008 shall be subject to prior notice being given to Moody’s and the satisfaction of the Moody’s Rating Condition.

“Secured Party”: (i) each Purchaser, (ii) the Administrative Agent and each Purchaser Agent, and (iii) each Hedge Counterparty.

“Seller”: Defined in the Preamble of this Agreement.

“Selling Institution”: An institution from which the Originator acquires a Participation.

“Senior B Loan”: Any Loan that (i) is secured by a perfected Lien on the Related Property for such Loan subject in all cases to such exceptions that are generally acceptable to lending institutions in connection with their regular commercial lending activities, and such other exceptions to which similar Related Property is commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by the related note (if any), credit agreement, security agreement and UCC financing statements (or equivalent thereof utilized in an Approved European Country), and which has a Loan-to-Value Ratio of less than 80% (it being understood, that the Loan-to-Value Ratio, above, does not apply to certain Loans originated and underwritten by the Originator based on the Obligor’s cash flows as opposed to the value of its assets), (ii) contains terms which, upon the occurrence of any default or event of default by the related Obligor thereunder, or in the case of any liquidation of or foreclosure on the Related Property, provide that the principal portion of such Loan would be paid only after all other senior or pari passu indebtedness of the related Obligor was paid in full, (iii) is subordinated in right of payment only to Senior Secured Loans and (iv) is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Senior Secured Loan”: (i) Any Loan that (a) is secured by a first priority perfected Lien on the Related Property for such Loan subject in all cases to Permitted Liens and to such exceptions that are generally acceptable to lending institutions in connection with their regular commercial lending activities, and such other exceptions to which similar Related Property is commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by the related note (if any), credit agreement, security agreement and UCC financing statements (or equivalent thereof utilized in an Approved European Country), (b) has a Loan-to-Value Ratio of less than 90% (it being understood, that the Loan-to-Value Ratio, above, does not apply to certain Loans originated and underwritten by the Originator based on the Obligor’s cash flows as opposed to the value of assets) and (c) is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy and (ii) any Senior B Loan.

“Senior Subordinated Loan”: Any Loan (other than a Senior Secured Loan) that is subordinated to only a Senior Secured Loan and which is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy.

“Servicer”: MCG Capital, and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.16(a).

“Servicer Advance”: An advance of Scheduled Payments and interest payments made by the Servicer pursuant to Section 6.5.

“Servicer Default”: Defined in Section 6.15.

“Servicer Termination Notice”: Defined in Section 6.15.

“Servicer’s Certificate”: Defined in Section 6.10(d).

“Servicing Fee”: Defined in Section 2.12(b).

“Servicing Fee Rate”: 1.0% per annum.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Reserve Account Requirement”: On any Determination Date, the product of (w) 95%, (x) 1/12, (y) the Carrying Costs, as calculated for such Determination Date and (z) 2.

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: Defined in Section 2.16.

“Successor Servicer”: Defined in Section 6.16(a).

“Tape”: Defined in Section 7.2(b)(ii).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (i) the Scheduled Termination Date, (ii) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 10.2(a), and (iii) the date of the non-renewal of all Liquidity Agreements.

“Termination Events”: Defined in Section 10.1.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Originator arising from an extension of credit by the Originator to an Obligor and is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: The Agreement, the Originator Sale Agreement, the Depositor Sale Agreement, each Hedging Agreement, the Trust Agreement, the Concentration Account Agreement, the Variable Funding Certificates, the Backup Servicer and Trustee Fee Letter, each Purchaser’s Purchaser Fee Letter, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Backup Servicer incurred in connection with the transferring of servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $100,000.

“Trust Agreement”: The Amended and Restated Trust Agreement, between the Depositor and the Owner Trustee, dated as of the date hereof, as amended from time to time.

“Trustee”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Trustee pursuant to Section 8.5.

“Trustee Fee”: Defined in the Backup Servicer and Trustee Fee Letter.

“Trustee Fee Rate”: The rate per annum set forth in the Backup Servicer and Trustee Fee Letter as the “Trustee Fee Rate.”

“Trustee Termination Notice”: Defined in Section 8.5.

“Type of Loan”: With respect to any Loan shall mean a reference to whether such loan is an Originated Loan, Acquired Loan, Agented Note, DIP Loan, Material Mortgage Loan, Participation, PIK Loan, Senior Secured Loan, Senior Subordinated Loan or Junior Subordinated Loan.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event (other than events described in Section 10.1(a) and Section 10.1(c) (but only to the extent related to an event described in Section 6.15(b) or Section 6.15(h)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Variable Funding Certificate”: Defined in Section 2.1.

“Warranty Loan”: As of the time a Loan is first included in the Asset Pool, any Loan that fails to satisfy any criteria of the definition of Eligible Loan.

“Weighted Average Advance Rate”: At any time means a fraction, expressed as a percentage, (i) the numerator of which is equal to the sum of: (w) 70% of the sum of the Outstanding Loan Balances of all Senior Secured Loans included in the Borrowing Base at such time that have a Loan-to-Value Ratio of 90% or less, (x) 65% of the sum of the Outstanding Loan Balances of all other Senior Secured Loans included in the Borrowing Base at such time, (y) 40% of the sum of the Outstanding Loan Balances of all Senior Subordinated Loans included in the Borrowing Base at such time and (z) 30% of the sum of the Outstanding Loan Balances of all Junior Subordinated Loans included in the Borrowing Base at such time and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance at such time.

Section 1.2. Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation.

In each Transaction Document, unless a contrary intention appears:

(1) the singular number includes the plural number and vice versa;

(2) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(3) reference to any gender includes each other gender;

(4) reference to day or days without further qualification means calendar days;

(5) reference to any time means, unless otherwise specified, Eastern Standard Time;

(6) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(7) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II.

PURCHASE OF THE VARIABLE FUNDING CERTIFICATES

Section 2.1. The Variable Funding Certificates.

(a) The Seller has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Purchaser Agent, at the address set forth on the signature pages of this Agreement, duly executed variable funding certificates (each, a “Variable Funding Certificate” or “VFC”), in substantially the form of Exhibit B, in an aggregate face amount equal to the Commitment of such Purchaser Agent’s related Purchaser, and otherwise duly completed. Each Variable Funding Certificate evidences, and at all times on and after the date hereof shall continue to evidence, an undivided ownership interest in the Assets purchased by each applicable Purchaser in an amount equal, at any time, to the percentage equivalent of a fraction (i) the numerator of which is the Advances outstanding under the applicable VFC on such day, and (ii) the denominator of which is the total aggregate Advances Outstanding on such day. Interest shall accrue on each VFC, and each VFC shall be payable, as described herein.

(b) On the terms and conditions hereinafter set forth, during the Revolving Period, the Seller may, at its option, request the Purchasers to make advances of funds under the VFCs in an aggregate amount up to the Advance Amount (each, an “Advance”) and each such Purchaser shall make such Advance in an amount equal to its Pro Rata Share of such requested Advance; provided, that, in no event shall the Purchasers make any Advance if, after giving effect to such Advance the aggregate Advances Outstanding hereunder would exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Purchaser shall be obligated to provide its Purchaser Agent or the Seller with aggregate funds in connection with an Advance that would exceed such Purchaser’s unused Commitment then in effect.

(c) The Seller may, within 120 days but not less than 90 days prior to (i) the expiration of any Liquidity Agreement in the case of an extension of any Liquidity Agreement or (ii) the Scheduled Termination Date in the case of an extension of the Scheduled Termination Date under this Agreement, by written notice to each Purchaser Agent, make a request for each Liquidity Bank, or Purchaser, in the case of the extension of the Scheduled Termination Date, to extend the term of such Liquidity Agreement, or the Scheduled Termination Date, as the case may be, for an additional period of 364 days. Each Purchaser Agent will give prompt notice to the applicable Purchaser and each applicable Liquidity Bank of its receipt of such request, and each Purchaser and each Liquidity Bank shall make a determination, in their sole discretion, not more than 30 days following the date it actually receives such written request by the Seller as to whether or not it will agree to the extension requested. Each Liquidity Bank and each Purchaser will give written notice to the Administrative Agent of its agreement to extend or its decision not to extend. The Administrative Agent shall promptly inform the Seller, the Servicer and Moody’s of each such decision. The failure of a Purchaser or a Liquidity Bank to provide timely notice of its decision to the Administrative Agent shall be deemed to constitute a refusal by such Purchaser or such Liquidity Bank, as applicable, to extend the Scheduled Termination Date or the term of the Liquidity Agreement, respectively. The Seller confirms that each Liquidity Bank and each Purchaser, in their sole and absolute discretion, without regard to the value or performance of the Assets or any other factor, may elect not to extend any Liquidity Agreement or the Scheduled Termination Date, as applicable.

(d) The Seller may, with the written consent of the Administrative Agent, add additional Persons as Purchasers or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Facility Amount; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement or other form of joinder or commitment agreement evidencing its assumed Commitment hereunder (which agreement or agreements shall be in form and substance acceptable to the Administrative Agent).

(e) Notwithstanding anything to the contrary herein, each of the parties hereto hereby understands and agrees that: (i) following the addition of a Purchaser or an increase in a Commitment pursuant to Section 2.1(d) and until such date thereafter as the outstanding Advances of each Purchaser equal such Purchaser’s Pro Rata Share of all Advances Outstanding, the Seller may request Advances, on a non pro rata basis, from the Purchasers whose outstanding Advances do not yet equal their respective Pro Rata Shares of all Advances Outstanding on the date so requested (it being understood that such requests shall, in any event, be made ratably among such Purchasers based on their respective Commitments) and (ii) prior to the Amortization Period, and so long as (x) no Termination Event or Unmatured Termination Event has occurred and is continuing at such time and (y) the aggregate of all Advances Outstanding at such time, after giving effect thereto, does not exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability, the Seller may, solely with respect to any Purchaser whose Commitment has expired and/or been reduced to zero or, following the date hereof, amended downward, but whose Advances outstanding have not yet been repaid to an amount that is not greater than such reduced Commitment, use the proceeds of Advances to reduce such outstanding Advances of such Purchasers until, their respective outstanding Advances are equal to their respective Commitments (as so reduced) hereunder (it being understood that any such payments shall be made ratably among such Purchasers based on their respective outstanding Advances).

Section 2.2. Procedures for Advances.

(a) Each Advance hereunder shall be effected by the Seller (or the Servicer on its behalf) delivering to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) a duly completed Borrowing Notice in the form of Exhibit A-1 (along with a Borrowing Base Certificate) no later than 2:00 p.m. (Eastern Standard Time) at least two Business Days’ prior to the proposed Funding Date. Each Borrowing Notice (along with a Borrowing Base Certificate) shall (i) specify the desired amount of such Advance, which amount must be at least equal to $500,000 per Purchaser, (ii) specify the date of such Advance, (iii) specify the Loans to be transferred on such Funding Date (including the name of each Obligor; Outstanding Loan Balance for each Loan and identifying each Loan by Type of Loan) and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable.

(b) On each Funding Date, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds, at such bank or other location reasonably designated by Seller in its Borrowing Notice given pursuant to this Section 2.2, an amount equal to its Pro Rata Share of the least of (i) the amount requested by the Seller for such Advance, (ii) an amount equal to the Availability on such Funding Date and (iii) the Facility Amount.

(c) On each Funding Date, the obligation of each Purchaser to remit its Pro Rata Share of any such Advance shall be several from that of each other Purchaser and the failure of any Purchaser to so make such amount available to the Seller shall not relieve any other Purchaser of its obligation hereunder.

(d) If any Liquidity Bank (an “Exiting Liquidity Bank”) exercises its right not to extend or renew the term of its Liquidity Commitment in connection with the Liquidity Agreement related to this Agreement, as described in Section 2.1(c), above, the Commitment of the related Purchaser to such Liquidity Bank shall be automatically reduced on the date the term of such Liquidity Commitment expires by an amount equal to the amount of such Exiting Liquidity Bank’s Liquidity Commitment under the related Liquidity Agreement, and such Purchaser shall, on each Payment Date thereafter during the Revolving Period be entitled to receive payments in accordance with Section 2.7(a) in respect of its Required Purchaser Reduction Amount, if any, at such time.

(e) If all of the Liquidity Banks related to a Purchaser exercise their right not to extend or renew the term of their Liquidity Commitments in connection with the related Liquidity Agreement, as described in Section 2.1(c), above, the Commitment of the related Purchaser to such Liquidity Banks shall be automatically reduced to zero on the date the term of such Liquidity Commitment expires, and such Purchaser shall, on each Payment Date thereafter during the Revolving Period be entitled to receive payments in accordance with Section 2.7(a) in respect of its Required Purchaser Reduction Amount, if any, at such time. If a Purchaser exercises its right not to extend the Scheduled Termination Date, (A) the Commitment of such Purchaser shall automatically be reduced to zero and (B) the Facility Amount shall automatically be reduced by the amount of such Purchaser’s Commitment on the Scheduled Termination Date, and such Purchaser shall, on each Payment Date thereafter during the Revolving Period, be entitled to receive payments in accordance with Section 2.7(a) in respect of its Required Purchaser Reduction Amount, if any, at such time. If on any date one or more Purchasers choose to extend the Scheduled Termination Date, then the Scheduled Termination Date shall be extended as to such Purchasers.

Section 2.3. Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a) The Seller may, upon at least 30 Business Days’ prior written notice (such notice, in the form of Exhibit A-2, to be received by the Administrative Agent and each Purchaser Agent no later than 5:00 p.m. (Eastern Standard Time) on such day) to the Administrative Agent and each Purchaser Agent, terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest, Breakage Costs and Hedge

Breakage Costs; provided, however, that each partial reduction of the Facility Amount shall be in an aggregate amount equal to at least $1,000,000 and shall reduce the applicable Commitments of the Purchasers ratably based on their respective Pro Rata Shares. Each notice of reduction or termination pursuant to this Section 2.3(a) shall be irrevocable.

(b) The Seller may, upon two Business Days’ prior written notice (such notice, in the form of Exhibit A-2, to be received by the Administrative Agent, each Hedge Counterparty and each Purchaser Agent no later than 2:00 p.m. (Eastern Standard Time) on such day) to the Administrative Agent, each Hedge Counterparty and each Purchaser Agent, reduce the Advances Outstanding by remitting, in accordance with its Pro Rata Share, to each Purchaser Agent, for payment to the respective Purchasers, (i) cash and (ii) instructions to reduce such Advances Outstanding; provided, that, no such reduction shall be given effect (1) unless the Seller has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and Seller has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination or (2) if a Termination Event or Unmatured Termination Event has occurred, is continuing or would result from such reduction. Any reduction of the Advances Outstanding shall be in a minimum amount of the greater of (a) $1,000,000 and (b) the minimum amount required to pay the Hedge Breakage Costs related to the reduced portion of Advances Outstanding. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Administrative Agent shall apply such amounts first to the pro rata reduction of the Advances Outstanding, and second to the payment of any Hedge Breakage Costs. Any related accrued Interest and Breakage Costs related to such reduction of Advances shall be paid by the Seller on the immediately succeeding Payment Date in accordance with Section 2.7 or Section 2.8, as applicable. Any notice relating to any prepayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4. Determination of Interest.

Each applicable Purchaser Agent shall determine the CP Rate for its related Purchaser (including unpaid Interest related thereto, if any, due and payable to a prior Payment Date) to be paid by the Seller with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.

Section 2.5. [Reserved].

Section 2.6. Notations on Variable Funding Certificates.

The Administrative Agent is hereby authorized to enter on a schedule attached to each VFC a notation (which may be computer generated) with respect to each Advance under such VFC made by each Purchaser of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to make any such notation on the schedule attached to any VFC shall not limit or otherwise affect the obligation of the Seller to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.7. Settlement Procedures During the Revolving Period.

(a) On each Payment Date during (i) the Revolving Period and (ii) the Early Termination Period, the Servicer shall direct the Trustee to pay pursuant to the Monthly Report to the following Persons, from (1) the Collection Account, to the extent of Available Funds, (2) Servicer Advances received with respect to the related Collection Period and (3) withdrawals from the Reserve Account with respect to such Payment Date, the following amounts in the following order of priority:

(1) pro rata in accordance with the amounts due under this clause (1), to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs and any payments due in respect of the termination of any Hedging Transaction), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(2) to the extent not paid for by the Originator, pro rata in accordance with the amounts due under this clause (2), to the Backup Servicer and the Trustee, in an amount equal to any accrued and unpaid Backup Servicing Fees, Trustee Fees and Transition Expenses, for the payment thereof;

(3) to the Servicer, in an amount equal to (i) any unreimbursed Servicer Advances (but solely to the extent of Collections received in respect of the Loan for which such Servicer Advance was made) and (ii) any accrued and unpaid Servicing Fees, for the payment thereof;

(4) pro rata in accordance with the amounts due under this clause (4), to each Purchaser Agent, for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(5) pro rata in accordance with the amount of Advances outstanding hereunder, to each Purchaser Agent for the account of the related Purchaser, if the Required Advance Reduction Amount is greater than zero or an Overcollateralization Shortfall exists, an amount necessary to reduce the Required Advance Reduction Amount to zero and an amount necessary to cure such Overcollateralization Shortfall, for the payment thereof;

(6) first, if any Required Equity Shortfall exists, the amount necessary to cure such Required Equity Shortfall, to the Excess Spread Account, for the payment thereof and second, to the Reserve Account, the amount (if any) equal to the greater of (A) the lesser of the Scheduled Reserve Account Payment for such Payment Date and the excess of the Specified Reserve Account Requirement over the amount on deposit in the Reserve Account and (B) the excess of $1,000,000 over the amount on deposit in the Reserve Account;

(7) pari passu to (i) pro rata in accordance with the amount of Advances outstanding hereunder, to each Purchaser, all other amounts due and unpaid (other than the principal of Advances Outstanding), (ii) to the Servicer, in an amount equal to any unreimbursed Servicer Advances to the extent not paid in clause (3) above, and (iii) to the Trustee, all other amounts due and unpaid, for the payment thereof;

(8) pro rata in accordance with the amounts due under this clause (8), to each Hedge Counterparty, any Hedge Breakage Costs and payments due in connection with the termination of any Hedge Transaction, owing to that Hedge Counterparty under its respective Hedging Agreement, for the payment thereof;

(9) pro rata in accordance with the amount owed to such Person under this clause (9), to the Administrative Agent, each Purchaser Agent, the applicable Purchasers, the Backup Servicer, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, all other amounts, including Increased Costs but other than the principal of Advances Outstanding, then due under this Agreement, for the payment thereof;

(10) so long as (i) the Early Termination Period has not commenced and (ii) there are two or more Purchasers with Advances outstanding, pro rata in accordance with the amount of Required Purchaser Reduction Amounts, if any, outstanding at such time, in an amount up to 50% of the remaining funds, to each Purchaser Agent with respect to which a Required Purchaser Reduction Amount exists for its related Purchaser at such time, an amount necessary to reduce any such Required Purchaser Reduction Amount to zero, for the payment thereof; and

(11) any remaining amounts, including any amounts on deposit in the Reserve Account in excess of the Specified Reserve Account Requirement, shall be distributed to the Seller.

(b) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period and prior to the Termination Date, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided the following conditions are satisfied:

(1)	all conditions precedent set forth in Section 3.2(b) have been satisfied;

(2)	the Servicer provides same day written notice to the Administrative Agent and Trustee by facsimile (to be received no later than 2:00 p.m. (Eastern Standard Time) on such day) of the request to withdraw Principal Collections and the amount thereof;

(3)	the notice required in clause (2) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 and a Borrowing Base Certificate, each executed by the Seller and at least one Responsible Officer of the Servicer;

(4)	the Trustee provides to the Administrative Agent by facsimile or email (to be received no later than 2:00 p.m. (Eastern Standard Time) on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(5)	upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.7(b), and the Administrative Agent’s confirmation of available funds, the Administrative Agent will instruct the Trustee by facsimile on such day to release funds from the Principal Collections Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day; or

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b).

Section 2.8. Settlement Procedures During the Amortization Period.

On each Payment Date during the Amortization Period (other than during the Early Termination Period), the Servicer (or the Administrative Agent, if the Servicer has failed to deliver the applicable Monthly Report) shall direct the Trustee to pay pursuant to the Monthly Report to the following Persons, from (i) the Collection Account, to the extent of Available Funds, (ii) Servicer Advances received with respect to the related Collection Period and (iii) withdrawals from the Reserve Account with respect to such Payment Date, the following amounts in the following order of priority:

(1) pro rata in accordance with the amounts due under this clause (1), to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs and any payments due in respect of the termination of any Hedging Transaction), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(2) to the extent not paid for by the Originator, pro rata in accordance with the amounts due under this clause (2), to the Backup Servicer and the Trustee, in an amount equal to any accrued and unpaid Backup Servicing Fees, Trustee Fees and Transition Expenses, for the payment thereof;

(3) to the Servicer, in an amount equal to (i) any unreimbursed Servicer Advances (but solely to the extent of Collections received in respect of the Loan for which such Servicer Advance was made) and (ii) any accrued and unpaid Servicing Fees, for the payment thereof;

(4) pro rata in accordance with the amounts due under this clause (3),to each Purchaser Agent, for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(5) pro rata in accordance with the amounts due under this clause (5), to each Purchaser Agent for the account of the applicable Purchaser, the amount necessary to reduce the Advances Outstanding to zero, for the payment thereof;

(6) pari passu to (i) pro rata in accordance with the amount of Advances outstanding hereunder, to the Purchasers, all other amounts due and unpaid, (ii) to the Servicer, in an amount equal to any unreimbursed Servicer Advances to the extent not paid in clause (3) above, and (iii) to the Trustee, all other amounts due and unpaid, for the payment thereof;

(7) pro rata in accordance with the amounts due under this clause (7), to each Hedge Counterparty, any Hedge Breakage Costs and payments due in connection with the termination of any Hedge Transaction, owing to that Hedge Counterparty under its respective Hedging Agreement, for the payment thereof;

(8) pro rata in accordance with the amounts due under this clause (8),to the Administrative Agent, each Purchaser Agent, the applicable Purchasers, the Backup Servicer, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, all other amounts, including Increased Costs, then due under this Agreement, for the payment thereof; and

(9) any remaining amounts shall be distributed to the Seller.

Section 2.9. Collections and Allocations.

(a) Collections. The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received in the Concentration Account or directly by it to the Collection Account by the close of business on the second (2nd) Business Day after such Collections are received. In transferring Collections to the Collection Account, the Servicer shall segregate Principal Collections and transfer the same to the Principal Collections Account on the second (2nd) Business Day after such Collections are received. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account and the Principal Collections Account on each Reporting Date in the Monthly Report delivered pursuant to Section 6.10(b).

(b) Initial Deposits. On the Closing Date and on each Addition Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account or Principal Collections Account, as applicable, all Collections received after the applicable Cut-Off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Eligible Loans being transferred to and included as part of the Asset Pool on such date.

(c) Excluded Amounts. The Servicer may withdraw from the Collection Account or Principal Collections Account, as applicable, any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Purchaser Agent a report setting forth the calculation of such Excluded Amounts in a format satisfactory to the Administrative Agent and each Purchaser Agent in their reasonable discretion; provided, that, on or after the occurrence of a Termination

Event such Excluded Amounts (other than amounts on account of any Retained Interest which may only be withdrawn if the Servicer has, prior to such withdrawal, delivered to the Administrative Agent notice and evidence that such amounts are on account of any Retained Interest) may only be withdrawn with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned (a copy of which shall be provided by the Servicer to each Purchaser Agent and the Backup Servicer).

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, the Reserve Account and the Excess Spread Account, all such amounts shall be invested in Permitted Investments selected by the Servicer that mature no later than the Business Day immediately preceding the next Payment Date; from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account, the Reserve Account and the Excess Spread Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the Business Day immediately preceding the next Payment Date. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.7 and Section 2.8.

Section 2.10. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (Eastern Standard Time) on the day when due in lawful money of the United States in immediately available funds to the applicable Purchaser Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Seller, or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Seller is not, as a result of any action, breach or failure on the part of the Seller or the Servicer, made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the applicable Purchaser against any reasonable loss, cost or expense incurred by the applicable Purchaser including, without limitation, any loss (including loss of anticipated profits net of anticipated profits in the reemployment of such funds in the manner reasonably determined by such Purchaser), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Purchaser to fund or maintain such Advance.

Section 2.11. Optional Repurchase.

At any time following the Termination Date when the Borrowing Base is less than 10% percent of the Borrowing Base as of the Termination Date, the Seller may notify the Administrative Agent and each Purchaser Agent in writing of its intention to purchase all remaining Assets and to pay all outstanding Aggregate Unpaids; provided, that, all Hedge Transactions have been terminated in accordance with their terms. On the Payment Date next succeeding any such notice, the Seller shall purchase all such Assets for a price equal to the Aggregate Unpaids and the proceeds of such purchase will be deposited into the Collection Account and paid in accordance with Section 2.8.

Section 2.12. Fees.

(a) The Servicer on behalf of the Seller shall pay in accordance with Section 2.7(a)(4) and Section 2.8(4), as applicable, to each applicable Purchaser Agent, to the extent funds are available on each Payment Date, monthly in arrears, the applicable Program Fee and the applicable Commitment Fee agreed to between the Seller and such Purchaser Agent in the related Purchaser Fee Letter, as applicable.

(b) The Servicer shall be entitled to receive a fee (the “Servicing Fee”), monthly in arrears in accordance with Section 2.7(a)(3) and Section 2.8(3), as applicable, which fee shall be equal to the product of (i) the Servicing Fee Rate, (ii) the sum of (x) the average Aggregate Outstanding Loan Balance during the immediately preceding Collection Period and (y) the sum of the Outstanding Loan Balances of all Delinquent Loans and Loans which are not Eligible Loans but remain in the Asset Pool as of the Determination Date related to the immediately preceding Collection Period, and (iii) the actual number of days in such Collection Period divided by 360.

(c) The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7(a)(2) and Section 2.8(2), as applicable.

(d) The Trustee shall be entitled to receive the Trustee Fee in accordance with Section 2.7(a)(2) and Section 2.8(2), as applicable.

(e) The Seller shall pay to Mayer, Brown, Rowe & Maw LLP as counsel to the Administrative Agent and the Purchaser Agents, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, within 30 Business Days after receiving an invoice for such amounts.

Section 2.13. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Assets, or any right or obligation to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the ownership interest in the Assets conveyed to the Purchasers hereunder or any Affected Party’s rights hereunder or under any Transaction Document or any Liquidity Agreement, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, under any Transaction Document or Liquidity Agreement, then within 10 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay in accordance with Section 2.7(a) and Section 2.8 directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 10 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay in accordance with Section 2.7(a) and Section 2.8 directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 (and/or any amendment or supplement thereto or to Statement of Financial Accounting Standards No. 140) by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator, the Depositor, the Seller or any Purchaser with the assets and liabilities of the Administrative Agent, any Purchaser Agent, any Purchaser or any Liquidity Bank or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.13.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.13, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within 10 days after demand by such Affected Party, the Seller shall pay in accordance with Section 2.7(a) and Section 2.8 to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.13, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.13 shall submit to the Seller a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the applicable Purchaser shall notify their respective Purchaser Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, such Purchaser Agent shall in turn so notify the Seller, whereupon all Advances Outstanding of the affected Purchaser in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

Section 2.14. Taxes.

(a) All payments made by an Obligor in respect of a Loan and all payments made by the Seller or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Purchaser Agents, any Affected Party, any Indemnified Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, respectively, with respect to payments required to be made by the Seller or Servicer under this Agreement, by a taxing jurisdiction in which the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, are organized, conducts business or is paying taxes (as the case may be).

(b) The Seller will indemnify each Affected Party in accordance with Section 2.7(a) and Section 2.8 for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Seller.

(c) Within 30 days after the date of any payment by the Seller of any Taxes, the Seller will furnish to the Administrative Agent and each of the Purchaser Agents at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Seller, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, and any other necessary certifications to permit the Seller to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller and the Servicer to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes. Any Purchaser that is a United States Person, as defined in the Code, shall deliver to the Seller with a copy to the Administrative Agent, two executed copies of IRS Form W-9.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder, the Purchasers are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.14, then, within 10 days after demand by the Purchasers, the Seller shall pay in accordance with Section 2.7(a) or Section 2.8 directly to the Purchasers such additional amount or amounts as may be necessary to reimburse the Purchasers for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 2.14 shall survive the termination of this Agreement.

Section 2.15. Assignment of the Originator Sale Agreement and the Depositor Sale Agreement.

The Seller hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Seller’s right, title and interest in and to, but none of its obligations under, the Originator Sale Agreement, the Depositor Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Seller hereby assigns to the Trustee, for the benefit of the Secured Parties, its right to indemnification under Article VIII of the Originator Sale Agreement and Article VIII of the Depositor Sale Agreement, respectively. The Seller confirms that the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Seller’s rights and remedies under the Originator Sale Agreement, the Depositor Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.16. Substitution of Loans.

On any day prior to the occurrence of a Termination Event (and after a Termination Event, at the discretion of the Administrative Agent with the consent of the Purchaser Agents), the Seller may, subject to the conditions set forth in this Section 2.16 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided, that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(a) the Seller has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”);

(b) each Substitute Loan is an Eligible Loan on the date of substitution;

(c) after giving effect to any such substitution, the Advances Outstanding do not exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability;

(d) for purposes only of substitutions pursuant to Section 4.6 undertaken because a Loan is a Warranty Loan, the sum Outstanding Loan Balances of such Substitute Loans shall be equal to or greater than the sum of the Outstanding Loan Balances of the Replaced Loans;

(e) for purposes only of substitutions pursuant to Section 4.6 undertaken because a Loan is a Warranty Loan, such Substitute Loans, at the time of substitution by the Seller, shall have no greater weighted average life than the Replaced Loan;

(f) all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(g) the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(h) the sum of the Outstanding Loan Balances of all Substitute Loans substituted during any 12 month period (ending on the last day of the most recently ended calendar month prior to such date) does not exceed 20% of the highest Aggregate Outstanding Loan Balance over such 12 month period;

(i) the sum of the Outstanding Loan Balances of all Substitute Loans substituted during any 12 month period (ending on the last day of the most recently ended calendar month prior to such date) for Delinquent Loans, Charged-Off Loans, Modified Loans and Warranty Loans shall not exceed 10% of the highest Aggregate Outstanding Loan Balance over such 12 month period ;

(j) the Seller shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date; and

(k) no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller in the selection of the Loan to be replaced or the Substitute Loan; it being understood that selection procedures used by the Seller for the inclusion of Loans in one or more of its various securitizations or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities, shall not be deemed to be adverse procedures for purposes of this paragraph.

In addition, the Seller shall in connection with such substitution deliver to the Trustee the related Required Loan Documents. On the date any such substitution is completed, pursuant to Section 9.2, the Trustee, for the benefit of the Secured Parties, shall, automatically and without further action, release and shall transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Replaced Loan, including all future monies due or become due with respect thereto, the Related Security, all proceeds of such Replaced Loan, Recoveries and Insurance Proceeds relating thereto, all rights and security for such Replaced Loan, and all Proceeds and products of the foregoing, but without any representation and warranty of any kind, express or implied.

Section 2.17. Optional Sales.

(a) On any Optional Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Seller by the Trustee, on behalf of the Secured Parties, of all or a portion of the Assets, as the case may be (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Seller shall have given the Administrative Agent at least forty-five (45) Business Days’ prior written notice of its intent to effect an Optional Sale, unless such notice is waived or reduced by the Administrative Agent;

(ii) Any Optional Sale shall be in connection with a Permitted Securitization Transaction;

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Seller shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Seller may use the Proceeds of sales of the Assets to repay all or a portion of the Aggregate Unpaids;

(iv) After giving effect to the Optional Sale and the assignment to the Seller of all or a portion of the Assets, as the case may be, on any Optional Sale Date, (x) the remaining Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (y) the representations and warranties contained in Section 4.1, 4.2, and 4.3, hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (z) the eligibility of any Loan remaining as part of the Assets after the Optional Sale will be redetermined as of the Optional Sale Date, (aa) the Pool Concentration Criteria will be redetermined as of the Optional Sale Date, and (bb) neither an Unmatured Termination Event nor a Termination Event shall be continuing or shall have resulted;

(v) On the related Optional Sale Date, the Administrative Agent, each Purchaser Agent, on behalf of the applicable Purchaser, and the Hedge Counterparties shall have received, as applicable, in immediately available funds, an amount equal to the sum of (x) the portion of the Advances Outstanding to be prepaid plus (y) an amount equal to all unpaid Interest to the extent reasonably determined by the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (z) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Backup Servicer, the Purchaser Agents, the applicable Purchaser, the Affected Parties, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs and Hedge Breakage Costs); provided, that, the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Advances Outstanding to the extent requested by the Seller in connection with the Optional Sale;

(vi) On or prior to each Optional Sale Date, the Seller shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale; and

(vii) No selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller in the selection of the Loan to be sold and assigned pursuant to such Optional Sale; it being understood that selection procedures used by the Seller for the inclusion of Loans in one or more of its various securitizations or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities, shall not be deemed to be adverse procedures for purposes of this paragraph.

(b) In connection with any Optional Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (v) above, there shall be sold and assigned to the Seller without recourse, representation or warranty all of the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the portion of the Assets so retransferred and such portion of the Assets so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clause (iv) above).

(c) The Seller hereby agrees to pay the reasonable and documented legal fees and expenses of the Trustee, Administrative Agent, each Purchaser Agent and the Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee in the Assets in connection with such Optional Sale).

(d) In connection with any Optional Sale, on the related Optional Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Seller and pursuant to Section 9.2, (i) execute such instruments of release with respect to the portion of the Assets to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Assets to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee and the Secured Parties on the portion of the Assets to be retransferred to the Seller and release and deliver to the Seller such portion of the Assets to be retransferred to the Seller.

Section 2.18. Payment by Legal Final Maturity Date.

Notwithstanding anything to the contrary contained herein, the Seller shall pay the Aggregate Unpaids in full on or before the Legal Final Maturity Date.

ARTICLE III.

CONDITIONS TO ADVANCES

Section 3.1. Conditions to Closing and Initial Advance.

The Purchasers shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Purchaser, Administrative Agent, the Purchaser Agents, the Backup Servicer or the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Purchaser Agent:

(a) Each Transaction Document (other than the Concentration Account Agreement) shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Purchaser Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Purchaser Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I (other than the Concentration Account Agreement), each in form and substance satisfactory to the Administrative Agent and each Purchaser Agent;

(b) The Administrative Agent and each Purchaser Agent shall have received (i) satisfactory evidence that the Seller, the Depositor, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Seller, the Depositor, the Originator and the Servicer in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse, if any, of the Administrative Agent, each Purchaser Agent or any Secured Party against the Originator, the Servicer, the Depositor or the Seller for a breach of the Originator’s, the Seller’s, the Depositor’s and the Servicer’s representation or warranty that all such consents and approvals have, in fact, been obtained;

(c) The Seller, the Servicer the Depositor and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Purchaser Agent as to this and other closing matters certification in the form of Exhibit F-1, F-2, and/or F-3;

(d) The Seller, the Servicer, the Depositor and the Originator shall have delivered to the Trustee duly executed Powers of Attorney in the form of Exhibits G-1, G-2 and G-3;

(e) On or prior to the date of the Initial Advance, each applicable Purchaser Agent shall have received a duly executed copy of its Variable Funding Certificate, with a stated amount equal to the Commitment of the related Purchaser; and

(f) The Seller, the Servicer, the Depositor and the Originator shall each have delivered to the Administrative Agent and each Purchaser Agent a certificate as to Solvency in the form of Exhibits E-1, E-2, and E-3.

Section 3.2. Conditions Precedent to All Advances.

Each Advance, including the Initial Advance, to the Seller by the applicable Purchaser (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) (1) With respect to any Advance (including the Initial Advance), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer), no later than 3:00 p.m. (Eastern Standard Time), one Business Day prior to the related Funding Date in a form and substance satisfactory to the Administrative Agent and each Purchaser Agent, (i) a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-3), Loan List and Monthly Report, if applicable, and (ii) a Certificate of Assignment and containing such additional information as may be reasonably requested by the Administrative Agent and each Purchaser Agent, and (2) with respect to any reduction in Advances Outstanding pursuant to Section 2.3(b), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Backup Servicer) at least one Business Day prior to any reduction of Advances Outstanding a Borrowing Notice (Exhibit A-2) and a Borrowing Base Certificate (Exhibit A-3) executed by the Servicer and the Seller;

(b) On the date of such Transaction the following statements shall be true and the Seller or the Servicer, as applicable, shall be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3, as applicable, are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii) After giving effect to such Advance, reduction of Advances Outstanding or reinvestment of Principal Collections, there is not and will be no Overcollateralization Shortfall;

(iv) On and as of such day, the Seller and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day; and

(v) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance or incremental Advance by such Purchaser in accordance with the provisions hereof, the reduction of Advances Outstanding, the reinvestment of Principal Collections or any other transaction contemplated herein;

(c) The Seller shall have delivered to the Trustee (with a copy to the Backup Servicer and the Administrative Agent) the documents set forth in clause (A) of the first paragraph of the definition of Eligible Loan on or prior to the dates and times set forth therein (provided, however, that, the Seller shall cause the Required Loan Documents to be delivered to the Trustee at such time as described in the definition of Eligible Loan);

(d) The Amortization Period shall not have commenced;

(e) The Termination Date shall not have occurred;

(f) On the date of such Transaction, the Administrative Agent and each Purchaser Agent shall have received such other approvals, opinions or documents as the Administrative Agent and each Purchaser Agent may reasonably require;

(g) The Administrative Agent shall have received from the Seller all hedging confirmations required in connection with such transaction;

(h) The Seller and Servicer shall have delivered to the Administrative Agent and each Purchaser Agent any reports required to be delivered hereunder as of the date of such Transaction;

(i) The Seller shall have delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent certifying that each of the foregoing conditions precedent has been satisfied;

(j) The Seller shall have delivered to the Administrative Agent and each Purchaser Agent the Concentration Account Agreement duly executed by the parties thereto;

(k) The Seller shall have paid all fees required to be paid, including all fees required hereunder and under the applicable Purchaser Fee Letters and shall have reimbursed the Purchasers, the Administrative Agent and each Purchaser Agent for all documented fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction

Documents, including the reasonable attorney fees and any other documented legal and document preparation costs incurred by the Purchasers, the Administrative Agent and each Purchaser Agent;

(l) The Required Equity Contribution shall have been made to the Seller;

(m) To the extent applicable for any Purchaser, such Purchaser (or its related Purchaser Agent) shall have received a “private rating assessment” of “A2” by Moody’s on its Variable Funding Certificate as required by such Purchaser, and such rating or ratings shall not have been rescinded and there shall not have been any downgrading, or public notification of a possible downgrading, or public notification of a possible change without indication of direction. In connection therewith, each Purchaser Agent shall have received a copy of the “private rating assessment” from Moody’s, stating the current ratings by Moody’s of its Variable Funding Certificate are as set forth above; and

(n) On or prior to each anniversary of the Closing Date, to the extent applicable, each Purchaser Agent shall receive evidence, in form and substance reasonably satisfactory to it, of the reconfirmation of the shadow ratings of its Variable Funding Certificate described in Section 3.2 (m) above.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Seller.

The Seller represents and warrants as follows:

(a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a statutory trust in good standing, under the laws of the State of Delaware, with all requisite trust power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, pledge and sell the Assets in the Asset Pool.

(b) Due Qualification. The Seller is duly qualified to do business and is in good standing as a statutory trust, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) carry out the terms of the Transaction Documents to which it is a party and (ii) has duly authorized by all necessary trust action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership and security interest in the Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict in any material respect with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under the Seller’s trust agreement or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate in any material respect any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent and the Seller shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-2.

(j) Selection Procedures. No procedures believed by the Seller to be adverse to the interests of the Purchasers were utilized by the Seller in identifying and/or selecting the Loans in the Asset Pool; it being understood that selection procedures used by the Seller for inclusion of Loans in one or more of its various securitizations or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities shall not be deemed to be adverse procedures for purposes of this Agreement. In addition, each Loan has been and will be underwritten in accordance with and satisfies the standards of the Credit and Collection Policy.

(k) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax Lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee, assessment or other charge.

(l) 34 Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the sale of the Assets) will violate or result in a violation of Section 7 of the 34 Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Assets in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii) each Loan constitutes either a “general intangible”, an “account” or an “instrument”, within the meaning of the applicable UCC;

(iii) the Seller owns and has good and marketable title to the Assets free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(iv) the Seller has received all consents and approvals required by the terms of any Loan to the transfer and granting of a security interest in such Loan hereunder to the Trustee, on behalf of the Secured Parties;

(v) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Loans and that portion of the Assets in which a security interest may be perfected by filing granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(vi) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Assets. The Seller has not authorized the filing of and is not aware of any financing statements that include a description of collateral covering the Assets other than any financing statement (A)

relating to the security interest granted to the Depositor under the Originator Sale Agreement and assigned to Seller under the Depositor Sale Agreement, (B) relating to the security interest granted to the Seller under the Depositor Sale Agreement, (C) that has been terminated and/or fully and validly assigned to the Trustee on or prior to the date hereof or (D) relating to the Related Security related to a Senior Subordinated Loan or a Junior Subordinated Loan. The Seller is not aware of the filing of any judgment, ERISA or tax lien filings against the Seller;

(vii) all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Trustee;

(viii) the Seller has received a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes (if any) and/or the copies of the Loan Registers that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties; and

(ix) none of the underlying promissory notes or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties.

(n) Reports Accurate. All Monthly Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Administrative Agent, the Trustee, any Purchaser Agent or any Purchaser in connection with this Agreement are true, complete and correct in all material respects.

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Seller keeps all the Records is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Seller has not changed its name, whether by amendment of the Trust Agreement, by reorganization or otherwise, or its jurisdiction of organization and has not changed its location within the four months preceding the Closing Date.

(p) [Reserved].

(q) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Depositor Sale Agreement. The Depositor Sale Agreement is the only agreement pursuant to which the Seller acquires Assets.

(s) Value Given. The Seller has given and will give reasonably equivalent value to the Depositor in consideration for the transfer to the Seller of the Assets under the Depositor Sale Agreement, no such transfer has been made or will be made for or on account of an antecedent debt owed by the Depositor to the Seller, and no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.

(t) Accounting. The Seller accounts for the transfers to it from the Depositor of the interests in Assets under the Depositor Sale Agreement as financings of such Assets for tax and consolidated accounting purposes (with a notation that it is treating the transfers as sales for legal and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

(u) Special Purpose Entity. The Seller has not and shall not:

(i) engage in any business or activity other than the acquisition and receipt of Assets and related assets from the Depositor under the Depositor Sale Agreement, the transfer and pledge of Assets under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Assets and related assets from the Depositor under the Depositor Sale Agreement and (b) incidental property as may be necessary for the operation of the Seller and the performance of its obligations under the Transaction Documents;

(iii) merge into or consolidate with any Person, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure or jurisdiction of formation, without in each case first obtaining the consent of the Administrative Agent and each Purchaser Agent;

(iv) fail to preserve its existence as a Delaware statutory trust, validly existing and in good standing under the laws of Delaware, or without the prior written consent of the Administrative Agent and each Purchaser Agent, amend, modify, terminate or fail to comply with the provisions of the Trust Agreement or fail to observe statutory trust formalities;

(v) own any Subsidiary or make any investment in any Person without the consent of the Administrative Agent and each Purchaser Agent;

(vi) except as permitted by this Agreement and the Concentration Account Agreement, commingle its assets with the assets of any of its Affiliates or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Aggregate Unpaids owed to the Purchasers and the Secured Parties in connection with the Transaction Documents, except for trade payables in the ordinary course of its business; provided, that, such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Seller and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold any evidence of indebtedness issued by any other Person (other than the Assets, cash and investment-grade securities);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations;

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Seller to the extent it has the ability to control the same, unless the Seller delivers to the Administrative Agent and each Purchaser Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;

(xxii) except as set forth in the Transaction Documents, fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates;

(xxv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvi) fail to use separate invoices and checks bearing its own name;

(xxvii) pledge its assets for the benefit of any other Person; and

(xxviii) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(v) Confirmation from the Depositor. The Seller has received in writing from the Depositor confirmation that the Depositor will not cause the Seller to file a voluntary petition under the Bankruptcy Code or Insolvency Laws.

(w) Investment Company Act. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “40 Act”), or is exempt from the provisions of the 40 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plans allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) PUHCA. The Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

(z) Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject, and no Asset in the Asset Pool contravenes in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(aa) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with respect to all of the Assets.

(bb) Collections. The Seller acknowledges that all Collections received by it or its Affiliates with respect to the Assets transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account or Principal Collections Account within two Business Days from receipt as required herein.

(cc) Set-Off, etc. No Asset has been compromised, adjusted, extended, satisfied, subordinated (other than Senior Subordinated Loans and Junior Subordinated Loans, and solely to the extent described and provided for in the definition thereof), rescinded, set-off or modified by the Seller, the Originator, the Depositor or the Obligor thereof, and no Asset is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Asset or otherwise, by the Seller, the Originator, the Depositor or the Obligor with respect thereto, except for amendments to such Asset otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.

(ee) Representations and Warranties in Depositor Sale Agreement. The representations and warranties made by the Seller to the Depositor in the Depositor Sale Agreement are hereby remade by the Seller on each date to which they speak in the Depositor Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ee), such representations and warranties are incorporated herein by reference as if made by the Seller to the Administrative Agent, each Purchaser Agent and each of the Secured Parties under the terms hereof mutatis mutandis.

(ff) Reaffirmation of Representations and Warranties by the Seller. On each day that any Advance is made hereunder, the Seller shall be deemed to have certified that all representations and warranties described in Section 4.1 are correct on and as of such day as though made on and as of such day.

(gg) Participations and Acquired Loans. The participations created with respect to the Participations and the sale or assignment to the Originator with respect to the Acquired Loans (or any Loans acquired by the Originator from a third party) do not violate any provisions of the underlying Required Loan Documents and such documents do not contain any express or implied prohibitions on participations or sales of such Loans.

(hh) Environmental. With respect to each Material Mortgage Loan:

(i) each item of the Related Property is in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such Related Property and there are no conditions relating to such Related Property that could give rise to liability under any applicable Environmental Laws;

(ii) none of the Related Property contains, or has previously contained, any Materials of Environmental Concern at, on or under such Related Property in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any applicable Environmental Laws;

(iii) none of the Seller, the Originator, Depositor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) to the best knowledge of the Seller, Materials of Environmental Concern have not been transported or disposed of from the Related Property, or generated, treated, stored or disposed of at, on or under any of the Related Property or any other location, in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law;

(v) no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Seller, the Originator, Depositor and/or the Servicer, threatened, under any Environmental Law to which any of the Seller, the Originator, Depositor and/or the Servicer is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Seller, the Originator, the Depositor, the Servicer or the Related Property; and

(vi) to the best knowledge of the Seller, there has been no release or threat of release of Materials of Environmental Concern at or from any of the Related Property or arising from or related to the operations (including, without limitation, disposal) in connection with the Related Property in violation of or in amounts or in a manner that could give rise to liability under any applicable Environmental Laws.

(ii) USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Assets Control (OFAC) list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act,

i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(jj) Concentration Account. The Concentration Account is the only account to which Collections on outstanding Assets are deposited. The Concentration Account is subject only to the interests of the parties to the Concentration Account Agreement.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

Section 4.2. Representations and Warranties of the Seller Relating to the Agreement and the Assets.

The Seller hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a) Binding Obligation, Valid Transfer and Security Interest.

(i) This Agreement and each other Transaction Document to which the Seller is a party each constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) This Agreement constitutes a valid transfer to the Purchasers of all right, title and interest of the Seller in, to and under all Assets in the Asset Pool, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be transfers for security, then this Agreement constitutes a grant of a security interest in all Assets in the Asset Pool to the Trustee, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Trustee and the filing of the financing statements described in Section 4.1(m) shall be a first priority perfected security interest in the Loans in the Asset Pool and in that portion of the Assets in which a security interest may be perfected by filing, subject only to Permitted Liens.

(b) Eligibility of Loans. (i) The Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2 is an accurate and complete listing in all material respects of all Loans in the Asset Pool as of the related Cut-Off Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true and correct in all material respects as of the related Cut-Off Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each such Asset is free and clear of any Lien of any Person (other than Permitted Liens) and is in compliance in all material respects with all Applicable Laws and (iv) with respect to each such Asset, all material consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority required to be obtained, effected or given by the Seller in connection with the transfer of an ownership interest or security interest in such Assets to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Seller’s knowledge, on the part of the Obligor.

Section 4.3. Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals except where the failure to obtain such qualification, license, or approval, would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict in any material respect with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under the Servicer’s articles of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate in any material respect any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates, Monthly Reports, Borrowing Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Trustee, any Purchaser Agent or any Purchaser in connection with this Agreement are accurate, true and correct in all material respects.

(i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Assets.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Assets transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account or Principal Collections Account within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-1.

(m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax Lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other charge.

(n) 34 Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Assets) will violate or result in a violation of Section 7 of the 34 Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o) Security Interest. The Servicer will take all steps necessary to ensure that (i) the Seller has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Assets, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement, (ii) upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Seller as debtor, the Trustee, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Loans and that portion of the Assets in which a security interest may be perfected by filing (except for any Permitted Liens), and (iii) all filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Trustee’s security interest in the Loans and that portion of the Assets in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(p) Separate Identity. The Seller is an entity with assets and liabilities separate and distinct from those of the Servicer and any Affiliates thereof, and the Servicer hereby acknowledges that the Administrative Agent, each Purchaser Agent, each Purchaser and the other Secured Parties are entering into the transactions contemplated herein reliance upon the Seller’s identity as a separate legal entity separate from the Servicer and from each Affiliate of the Servicer. Therefore, from and after the date of execution and delivery of this Agreement until the Collection Date, the Servicer shall (i) take all reasonable steps to ensure that the Seller complies with the provisions regarding its separate existence contained in Section 4.1(u) above and (ii) take all steps that the Administrative Agent, any Purchaser Agent, any Purchaser, or any other Secured Party may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Servicer and any Affiliate thereof and not just a division of the Servicer or any Affiliate.

(q) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plans allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(r) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of MCG Capital at the Concentration Account Bank, have been sent to the Trustee and Administrative Agent. Subject to the terms of the Concentration Account Agreement, the Servicer has not granted and shall not grant any Person other than the Administrative Agent and the Trustee an interest in the Concentration Account, other than any such interest that has been terminated or fully and validly assigned to the Administrative Agent and the Trustee on or prior to the date hereof.

(s) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(t) Compliance with Law. The Servicer has complied in all material respects with all Applicable Laws to which it may be subject, and no Asset in the Asset Pool contravenes in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(u) Accuracy of Representations and Warranties. Each representation or warranty by the Servicer contained herein or in any certificate or other document furnished by the Servicer pursuant hereto or in connection herewith is true and correct in all material respects on the date on which such representation or warranty was made or as to which it speaks.

(v) [Reserved].

(w) [Reserved].

(x) [Reserved].

(y) Environmental. With respect to each Material Mortgage Loan:

(i) each item of the Related Property is in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such Related Property and there are no conditions relating to such Related Property that could give rise to liability under any applicable Environmental Laws;

(ii) none of the Related Property contains, or has previously contained, any Materials of Environmental Concern at, on or under such Related Property in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any applicable Environmental Laws;

(iii) the Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) to the best knowledge of the Servicer, Materials of Environmental Concern have not been transported or disposed of from the Related Property, or generated, treated, stored or disposed of at, on or under any of the Related Property or any other location, in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law;

(v) no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Servicer, threatened, under any Environmental Law to which the Servicer is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any applicable Environmental Law with respect to the Servicer or the Related Property; and

(vi) there has been no release or threat of release of Materials of Environmental Concern at or from any of the Related Property, or arising from or related to the operations (including, without limitation, disposal) in connection with the Related Property in violation of or in amounts or in a manner that could give rise to liability under any applicable Environmental Laws.

(z) PUHCA. The Servicer is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

Section 4.4. Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5. Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.6. Breach of Certain Representations and Warranties.

If on any day a Loan is a Warranty Loan, no later than 10 Business Days following the earlier of knowledge by the Seller that such Loan is a Warranty Loan or receipt by the Seller from the Administrative Agent or the Servicer of written notice thereof, the Seller shall either: (a) make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or Section 2.8, as applicable) in immediately available funds in an amount equal to the sum of (i) the Outstanding Loan Balance of each such Warranty Loan on such date, (ii) any outstanding Servicer Advances with respect to such Warranty Loan, (iii) any accrued and unpaid interest with respect to such Warranty Loan, and (iv) all Hedge Breakage Costs required to be paid to the relevant Hedge Counterparty with respect to any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement (collectively, the “Retransfer Price”) with respect to the retransfer of such Warranty Loan to the Seller; or (b) subject to the satisfaction of the conditions in Section 2.16, substitute for such Warranty Loan a Substitute Loan. The Seller shall notify the Administrative Agent and the Trustee of such decision. The Borrowing Base shall immediately be reduced by the Outstanding Loan Balance of each Warranty Loan. The Seller may (in its discretion) accept retransfer of each such Warranty Loan and all Related Security, and upon such retransfer such Warranty Loan shall no longer be included in the Asset Pool. If the Seller has elected (in its discretion) to substitute a Substitute Loan for a Warranty Loan, upon its transfer to the Trustee on behalf of the Purchasers, and the satisfaction of the conditions set forth in Section 2.16, the Borrowing Base shall be increased by the Outstanding Loan Balance of such Substitute Loan and such Substitute Loan shall be included in the Asset Pool. Upon the date of retransfer to the Seller of each Warranty Loan, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action and pursuant to Section 9.2 release, transfer, assign and set-over to the Seller, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Security with respect thereto, all Proceeds of such Warranty Loan, Recoveries, gains and Insurance Proceeds relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Trustee, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer, execute such documents and instruments of transfer as may be prepared by the Servicer on behalf of the Seller and take other such actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Loan pursuant to this Section 4.6.

ARTICLE V.

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Assets or any part thereof.

(b) Preservation of Trust Existence. The Seller will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a statutory trust in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Assets. The Seller will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Originator Sale Agreement, or the Depositor to perform and comply pursuant to the Depositor Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Assets and all other agreements related to such Assets.

(d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Assets in the Asset Pool.

(e) Assets. With respect to the Assets acquired by the Seller, the Seller will (i) acquire such Assets pursuant to and in accordance with the terms of the Depositor Sale Agreement, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Assets free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Assets in which a security interest may be perfected by filing, filing and maintaining (at the Servicer’s expense), effective financing statements against the Depositor, and effective financing statements naming the Depositor as secured party and the Originator as debtor, in each case, in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Assets and discuss matters related thereto with any of the officers or employees of the Seller having knowledge of such matters, and (iv) take all additional action that the Administrative Agent or any Purchaser Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Assets.

(f) Deposit of Collections. The Seller will promptly (but in no event later than two Business Days after receipt) deposit all Collections received by the Seller in respect of the Assets included in the Asset Pool into the Collection Account.

(g) Special Purpose Entity Requirements. The Seller shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Seller will (a) comply in all material respects with the Credit and Collection Policy in regard to the Assets, and (b) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy. Without the prior written consent of the Administrative Agent and each Purchaser Agent (which consent will not be unreasonably withheld), the Seller will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectibility or credit quality of any of the Assets or otherwise adversely affect the interests or remedies of the Administrative Agent, each Purchaser Agent or the Secured Parties under this Agreement or any other Transaction Document.

(i) Termination Events. The Seller will provide the Administrative Agent and each Purchaser Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event (and the occurrence of any event described in Section 10.1(a) or Section 10.1(c)) of which the Seller has knowledge or has received notice. In addition, no later than five Business Days following the Seller’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event (and the occurrence of any event described in Section 10.1(a) or Section 10.1(c)), the Seller will provide to the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(j) Taxes. The Seller will file and pay any and all Taxes (other than any Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller).

(k) Use of Proceeds. The Seller will use the proceeds of the Advances only to acquire Assets or to make payments to the holder of the residual interest of the Seller, to the extent funds are available therefor, in accordance with Section 2.7 and Section 2.8.

(l) Obligor Notification Forms. The Seller shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Assets and the obligation to make payments as directed by the Administrative Agent.

(m) Adverse Claims. Subject to the terms of the Concentration Account Agreement, the Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than as disclosed to the Administrative Agent, the Trustee and each Purchaser Agent and existing as of the date of this Agreement.

(n) Seller’s Assets. With respect to each Asset acquired by the Trustee for the benefit of the Purchasers, the Seller will (i) take all action necessary to perfect, protect and more fully evidence the Trustee’s, for the benefit of the Purchasers, ownership of and security interest in such Asset, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Seller in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent or the Trustee may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Assets.

(o) Notices. The Seller will furnish to the Administrative Agent and each Purchaser Agent:

(i) Income Tax Liability. Within 10 Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any affiliated group (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic, telex or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Seller or by its accountants;

(iii) Representations. Forthwith upon receiving knowledge of same, the Seller shall notify the Administrative Agent and each Purchaser Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Purchaser Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Administrative Agent and each Purchaser Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Seller (or any Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three Business Days after the Seller receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Assets, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Assets, or the Seller, the Servicer, the Depositor or the Originator or any of their Affiliates; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Assets, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Assets, or the Seller or the Depositor in excess of $1,000,000 or more, or the Servicer or the Originator in excess of $10,000,000 or more, shall be deemed to be material for purposes of this Section 5.1(o)(v); and

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.

(p) Notice to S&P. The Seller will furnish to S&P prompt written notice of any material amendment to any DIP Loan.

(q) Other. The Seller will furnish to the Administrative Agent and each Purchaser Agent promptly, from time to time, such other information, documents, records or reports respecting the Assets or the condition or operations, financial or otherwise, of Seller, the Servicer, the Depositor or the Originator as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Trustee, Administrative Agent, each Purchaser Agent or the Secured Parties under or as contemplated by this Agreement.

Section 5.2. Negative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Other Business. Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or under any Hedging Agreement required by Section 5.3(a), or (iii) form any Subsidiary or make any Investments in any other Person.

(b) Assets Not to be Evidenced by Instruments. The Seller will take no action to cause any Asset that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Asset.

(c) Security Interests. Except as otherwise permitted herein in respect of any Optional Sale, Replaced Loan or Permitted Securitization Transaction, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Asset, whether now existing or hereafter transferred hereunder, or any interest therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Assets. The Seller will promptly notify, after receiving knowledge of such Lien, the Administrative Agent and each Purchaser Agent of the existence of any Lien on any Assets and the Seller shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Assets in the Asset Pool against all claims of third parties; provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Assets in the Asset Pool.

(d) Mergers, Acquisitions, Sales, etc. The Seller will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Assets or any interest therein (other than pursuant hereto).

(e) [Reserved].

(f) Restricted Payments. The Seller shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Seller may declare and make distributions to its certificateholders on their certificates.

(g) Change of Name or Location of Loan Files. The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its organization, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Seller has given at least 30 days’ written notice to the Trustee and the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Assets.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Assets by the Seller to the Secured Parties. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Depositor Sale Agreement in any manner other than as a sale of the Assets by the Depositor to the Seller.

(i) ERISA Matters. The Seller will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Trust Agreement; Originator Sale Agreement; Depositor Sale Agreement. The Seller will not amend, modify, waive or terminate any provision of the Trust Agreement, the Originator Sale Agreement or the Depositor Sale Agreement without the prior written consent of the Administrative Agent and each Purchaser Agent.

(k) Changes in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Concentration Account Bank or any Concentration Account from those listed in Schedule II or make any change, or permit Servicer to make any change, in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Concentration Account Agreement.

(l) Extension or Amendment of Assets. The Seller will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Asset (including the Related Security).

(m) Taxable Mortgage Pool Matters. The sum of the Outstanding Loan Balances of all Loans in the Asset Pool and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the Aggregate Outstanding Loan Balance.

Section 5.3. Covenants of the Seller Relating to the Hedging of Loans.

(a) If at any time the Pool Yield is less than 3.00%, the Seller shall enter into one or more Hedge Transactions for the Fixed Rate Loans within 10 Business Days (“Required Hedge Date”); provided, that, each such Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a schedule of monthly calculation periods the first of which commences on the Required Hedge Date and the last of which ends on the date of the last Scheduled Payment due to occur under or with respect to the Fixed Rate Loans;

(iii) have an amortizing notional amount such that the Hedge Notional Amount shall be at least equal to the Hedge Amount; and

(iv) provide for two series of monthly payments to be netted against each other, one such series being payments to be made by the Seller to a Hedge Counterparty (solely on a net basis) by reference to a fixed rate for such Fixed Rate Loans, and the other such series being payments to be made by the Hedge Counterparty to the Trustee (solely on a net basis) at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the Hedge Counterparty) or from the Collection Account to the extent funds are available under Section 2.7(a)(1) and Section 2.8(1) of this Agreement (if payable by the Seller).

(b) As additional security hereunder, the Seller hereby assigns to the Trustee, for the benefit of the Secured Parties, all right, title and interest of the Seller in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to the Seller under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Assets”), and grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Assets. The Seller acknowledges that, as a result of that assignment, the Seller may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Seller’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Seller’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Seller from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Trustee, for the benefit of the Administrative Agent, or any Secured Party for the performance by the Seller of any such obligations.

Section 5.4. Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Assets or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Assets. The Servicer will duly fulfill and comply with all obligations on the part of the Seller to be fulfilled or complied with under or in connection with each Asset and will do nothing to impair the rights of the Trustee, for benefit of the Secured Parties, or of the Secured Parties in, to and under the Assets.

(d) Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any material portion of the Assets and the identification of the Assets in the Asset Pool. The Servicer shall permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Assets and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters. The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Assets with a legend, acceptable to the Administrative Agent and each Purchaser Agent, describing the sale and pledge of the Assets (A) from the Originator to the Depositor, (B) from the Depositor to the Seller and (C) from the Seller to the Trustee, for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (at its own expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Trustee for the benefit of the Secured Parties in, to and under the Loans and that portion of the Assets in which a security interest may be perfected by filing.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Assets, and (ii) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt notice of any proposed change in the Credit and Collection Policy. Without the prior written consent of the Administrative Agent and each Purchaser Agent (which consent will not be unreasonably withheld), the Servicer will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectibility or credit quality of any of the Assets or otherwise adversely affect the interests or remedies of the Administrative Agent, each Purchaser Agent or the Secured Parties under this Agreement or any other Transaction Document.

(g) Termination Events. The Servicer will provide the Administrative Agent and each Purchaser Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event (and the occurrence of any event described in Section 10.1(a) or Section 10.1(c)) of which the Servicer has knowledge or has received notice. In addition, no later than five Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event (and the occurrence of any event described in Section 10.1(a) or Section 10.1(c)), the Servicer will provide to the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h) Taxes. The Servicer will file and pay any and all Taxes (other than any Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer).

(i) Other. The Servicer will promptly furnish to the Administrative Agent and each Purchaser Agent such other information, documents, records or reports respecting the Assets or the condition or operations, financial or otherwise, of the Seller, the Depositor, the Originator or the Servicer as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Trustee, the Administrative Agent, each Purchaser Agent or Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, the Servicer will promptly furnish to the Administrative Agent and each Purchaser Agent notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Assets, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Assets, or the Seller, the Servicer, the Depositor or the Originator or any of their Affiliates;

provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Assets, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Assets, or the Seller or the Depositor in excess of $1,000,000 or more, or the Servicer or the Originator in excess of $10,000,000 or more, shall be deemed to be material for purposes of this Section 5.4(j).

(k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account or Principal Collections Account any and all Collections received by the Seller, the Servicer or any of their Affiliates.

(l) Servicing of Participations and Acquired Loans. With respect to Participations and Acquired Loans, the Servicer shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each such Type of Loan on the Servicing Reports required hereunder with respect to such Loans.

(m) Loan Register.

(i) The Servicer shall maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor, (y) the date of origination of such Loan and (z) the maturity date of such Loan.

(ii) At any time a Noteless Loan is included as part of the Asset Pool pursuant to this Agreement, the Servicer shall deliver to the Trustee a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as part of the Asset Pool.

(n) Special Purpose Entity Requirements. The Servicer shall take such commercially reasonable actions as are necessary to cause the Seller to be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(o) S&P CDO Evaluator Test. As of any date of determination, if the S&P CDO Evaluator Test is not satisfied, the Servicer will provide S&P and the Administrative Agent with prompt written notice thereof.

Section 5.5. Negative Covenants of the Servicer.

From the date hereof until the Collection Date.

(a) [Reserved].

(b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Purchaser Agent;

(iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred;

(iv) the Administrative Agent and each Purchaser Agent have consented in writing to such consolidation, merger, conveyance or transfer; and

(v) prior notice is given to each Rating Agency and the Rating Agency Condition is satisfied with respect thereto.

(c) Changes in Payment Instructions to Obligors. The Servicer will not add or terminate any bank as a Concentration Account Bank or any Concentration Account from those listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Concentration Account Agreement.

(d) Extension or Amendment of Assets. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Asset (including the Related Security).

(e) Taxable Mortgage Pool Matters. The Servicer will manage the portfolio of Assets and advise the Seller with respect to purchases from the Depositor so as to not at any time allow the sum of the Outstanding Loan Balances of all Loans in the Asset Pool and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the Aggregate Outstanding Loan Balance.

Section 5.6. Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.7. Negative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Administrative Agent.

Section 5.8. Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. The Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth herein unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof.

Section 5.9. Negative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Asset except as contemplated by this Agreement.

(b) No Changes in Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Administrative Agent.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1. Designation of the Servicer.

(a) Initial Servicer. The servicing, administering and collection of the Assets in the Asset Pool shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives a Servicer Termination Notice to the Servicer, MCG Capital is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Backup Servicer and each Rating Agency) from the Administrative Agent pursuant to the terms of Section 6.15, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Assets in the Asset Pool, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent (which consent shall not be unreasonably delayed, conditioned or withheld), subcontract with any other Person for servicing, administering or collecting the Assets; provided, that (i) prior notice is given to each Rating Agency and the Rating Agency Condition is satisfied and (ii) any such subcontract may be terminated upon the occurrence of a Servicer Default; provided, further, that, the Servicer may enter into subservicing arrangements with any of its Affiliates and the foregoing provisions shall not be applicable to such subservicing arrangements. The Servicer shall remain liable for the performance of the duties and obligations of any subcontractor pursuant to this subsection(c). The Servicer shall be entitled to terminate any subcontract in accordance with the terms and conditions of such subcontract.

(i) Notwithstanding any subcontract, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or reference to actions taken through a subservicer or otherwise, so long as this Agreement shall remain effective, the Servicer shall remain obligated and primarily liable to the Administrative Agent, the Purchasers, the Purchaser Agents and any Hedge Counterparty for the servicing and administering of the Assets in accordance with the provisions of this Agreement and the Credit and Collection Policy, without diminution of such obligation or liability by virtue of such subcontract or arrangements or by virtue of indemnification from the subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Assets. For purposes of this Agreement, the Servicer shall be deemed to have received payments on Loans when any subservicer has received such payments. The Servicer shall be entitled to enter into any agreement with a subservicer for indemnification of the Servicer by such subservicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(ii) Any subcontract that may be entered into and any transactions or services relating to the Assets involving a subservicer in its capacity as such and not as an originator shall be deemed to be between the subservicer and the Servicer alone, and the Administrative Agent, the Purchasers, the Purchaser Agents and any Hedge Counterparty shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the subservicer except as set forth in Section 6.1(c)(iii). Notwithstanding the foregoing, the Servicer shall (i) at its expense and without reimbursement, deliver to the Administrative Agent a copy of each subcontract and (ii) provide notice of the termination of any subservicer within a reasonable time after such subservicer’s termination to the Administrative Agent.

(iii) In the event the Servicer shall for any reason no longer be the Servicer, the Servicer at its expense, and without right of reimbursement therefor, shall, upon prior written request of the Administrative Agent, deliver to the successor Servicer all documents and records relating to each subcontract and the Loans then being serviced hereunder and an accounting of amounts collected and held by it hereunder and otherwise use its best efforts to effect the orderly and efficient transfer of the subcontract to the successor servicer.

Section 6.2. Duties of the Servicer.

(a) Appointment. The Seller hereby appoints the Servicer, as from time to time designated pursuant to Section 6.1, as its agent to service the Assets and enforce its respective rights in and under such Assets. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Seller hereby acknowledge that the Administrative Agent, each Purchaser Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect the Assets from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Asset;

(ii) maintaining all necessary servicing records with respect to the Assets and providing such reports to the Administrative Agent and each Purchaser Agent in respect of the servicing of the Assets (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Purchaser Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the

Assets in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Assets;

(iv) promptly delivering to the Administrative Agent, each Purchaser Agent or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Purchaser Agent or the Trustee may from time to time reasonably request;

(v) identifying each Asset clearly and unambiguously in its servicing records to reflect that such Asset is owned by the Seller and that the Seller is selling an undivided ownership interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent and each Purchaser Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;

(vii) notifying the Administrative Agent and each Purchaser Agent of any change in the Credit and Collection Policy;

(viii) maintaining the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Assets;

(ix) maintaining in the same manner as the Trustee holds the Required Loan Documents, the Loan File (other than Required Loan Documents) with respect to each Asset;

(x) the Servicer shall direct the Trustee to make payments pursuant to the terms of the Monthly Report in accordance with Section 2.7 and Section 2.8.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, each Purchaser Agent, the Trustee and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator, the Depositor or the Seller from any of their duties or responsibilities with respect to the Assets. The Secured Parties, the Administrative Agent, each Purchaser Agent and the Trustee (except in the role of Backup Servicer) shall not have any obligation or liability with respect to any Assets, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d) Except as otherwise set forth in Section 13.18, any payment by an Obligor in respect of any indebtedness owed by it to the Originator or the Seller shall, except (i) as otherwise specified by such Obligor, (ii) as otherwise required by contract or law or (iii) as otherwise instructed by the Administrative Agent after a Termination Event, be applied as a collection of a payment of such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Authorization of the Servicer.

(a) Each of the Seller, the Administrative Agent, each Purchaser Agent, each Purchaser and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Assets in the Asset Pool by the Originator to the Depositor under the Originator Sale Agreement, by the Depositor to the Seller under the Depositor Sale Agreement and, thereafter, by the Seller to the Trustee on behalf of the Secured Parties hereunder, in the determination of the Servicer, to collect all amounts due under any and all Assets, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Assets and, after the delinquency of any Assets and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Assets. Such authority shall include, but not be limited to, the authority to substitute or release Related Property (if any) consistent with the Credit and Collection Policy. In connection with any such sale, the Servicer shall deposit in the Collection Account, pursuant to Section 6.4, all proceeds received upon such sale. The Originator, the Seller and the Trustee, on behalf of the Secured Parties and each Hedge Counterparty shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Assets. In no event shall the Servicer be entitled to make the Secured Parties, any Hedge Counterparty, the Trustee, the Administrative Agent or any Purchaser Agent a party to any litigation without such party’s express prior written consent, or to make the Seller a party to any litigation (other than any routine foreclosure or similar collection procedure) without each such Person’s consent.

(b) After the declaration of the Termination Date, at the direction the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Assets; provided, however, that the Administrative Agent may, at any time that a Termination Event has occurred and is continuing, notify any Obligor with respect to any Assets of the assignment of such Assets to the Trustee on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Seller, the Administrative Agent may enforce collection of any such Assets, and adjust, settle or compromise the amount or payment thereof.

Section 6.4. Collection of Payments.

(a) Collection Efforts, Modification of Assets. The Servicer will use its best efforts to collect all payments called for under the terms and provisions of the Assets included in the Asset Pool as and when the same become due in accordance with the Credit and Collection Policy, and will follow those collection procedures that it follows with respect to all comparable assets that it services for itself or others. So long as it is consistent with the terms of this Agreement and the Credit and Collection Policy, the Servicer may waive, modify or vary any term of any Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Obligor if, in the Servicer’s determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Secured Parties and will maximize Collections with respect thereto. Any fees or costs imposed in connection therewith may be retained by the Servicer.

(b) Prepaid Loan. Prior to a Termination Event, the Servicer may not voluntarily permit an Asset to become a Prepaid Loan, unless (x) the Seller provides a Substitute Loan in accordance with Section 2.16 or (y) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (a) the Outstanding Loan Balance on the date of such payment, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest, and (d) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Asset becoming a Prepaid Loan. After a Termination Event has occurred, the Servicer may not voluntarily permit an Asset to become a Prepaid Loan unless the Servicer collects an amount equal to the sum of (a) the Outstanding Loan Balance on the date of such prepayment, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest, and (d) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Asset becoming a Prepaid Loan.

(c) Acceleration. If required by the Credit and Collection Policy, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Asset in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Asset becomes a Charged-Off Loan.

(d) Taxes and other Amounts. To the extent provided for in any Asset, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Asset and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(e) Establishment of the Concentration Account. The Servicer shall cause to be established on or before the Closing Date the Concentration Account; provided, however, the Servicer may transfer monies on deposit in the Concentration Account pursuant to and in accordance with the terms of the Concentration Account Agreement.

(f) Establishment of the Collection Account. The Servicer shall cause to be established on or before the Closing Date, with the Trustee, and maintained in the name of the Trustee for the benefit of the Secured Parties, a segregated corporate trust account entitled Collection Account for Wells Fargo Bank, National Association, as Agent for the Secured Parties (the “Collection Account”), and the Servicer shall further maintain a subaccount within the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”), over which the Trustee for the benefit the Secured Parties shall have control and from which neither the Originator, Servicer nor the Seller shall have any right of withdrawal except in accordance with Section 2.7(b); provided, however, that at all times such depository institution or trust company shall be acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”). Notwithstanding anything herein to the contrary, on and after the occurrence and continuation of any Termination Event or Unmatured Termination Event, each of the parties hereto (including the Trustee in its capacity as the bank at which the Collection Account is maintained), hereby agrees that the Administrative Agent shall have the right and may provide the Trustee (or any successor institution at which the Collection Account may be maintained) with notice that it is exercising its right to have exclusive dominion and control over such account. Following the delivery of any such notice of control, the Administrative Agent shall have the exclusive right to direct and provide instructions to the Trustee (or any successor institution at which such account is maintained) as to the disposition of all amounts then or thereafter deposited in the Collection Account, without further notice to or consent of the Servicer or the Seller, and the Trustee (or any successor institution at which such account is maintained) shall thereafter only comply with instruction from the Administrative Agent in connection with such account.

(g) Establishment of the Excess Spread Account. The Seller or the Servicer on its behalf shall establish, on or before the Closing Date, with the Trustee, and maintained in the name of the Seller and assigned to the Trustee, an account into which Collections shall be deposited for the purpose of funding the Required Equity Shortfall (the “Excess Spread Account”). Notwithstanding anything herein to the contrary, on and after the occurrence and continuation of any Termination Event or Unmatured Termination Event, each of the parties hereto (including the Trustee in its capacity as the bank at which the Excess Spread Account is maintained), hereby agrees that the Administrative Agent shall have the right and may provide the Trustee (or any successor institution at which the Excess Spread Account may be maintained) with notice that it is exercising its right to have exclusive dominion and control over such account. Following the delivery of any such notice of control, the Administrative Agent shall have the exclusive right to direct and provide instructions to the Trustee (or any successor institution at which such account is maintained) as to the disposition of all amounts then or thereafter deposited in the Excess Spread Account, without further notice to or consent of the Servicer or the Seller, and the Trustee (or any successor institution at which such account is maintained) shall thereafter only comply with instruction from the Administrative Agent in connection with such account.

(h) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an Asset and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(i) Establishment of Reserve Account. The Servicer shall cause to be established, on or before the initial Funding Date, with the Trustee, and maintained in the name of the Trustee for the benefit of the Secured Parties, a segregated corporate trust account entitled Reserve Account for Wells Fargo Bank, National Association, as Agent for the Secured Parties (the “Reserve Account”), over which the Trustee for the benefit the Secured Parties shall have exclusive dominion and control and from which neither the Originator, Servicer nor the Seller shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a Qualified Institution. In the event that amounts otherwise available for distribution on any Payment Date are not sufficient to provide payment in full of all amounts specified in Section 2.7(a)(1) through (4) or Section 2.8(1) through (4), as applicable, the Trustee shall make a withdrawal from the Reserve Account in an amount equal to the lesser of (i) such deficiency and (ii) the amount then on deposit in the Reserve Account. The proceeds of such withdrawal to be applied by the Trustee to make the required distributions and payments specified above. Amounts shall be deposited into the Reserve Account on each Payment Date to the extent of funds available therefor and in accordance with Section 2.7(a)(6)(second). If on any Payment Date prior to the Amortization Period the amount deposit in the Reserve Account exceeds the Specified Reserve Account Requirement, such excess shall be distributed to the Seller in accordance with Section 2.7(a)(11).

Section 6.5. Servicer Advances.

For each Collection Period, if the Servicer determines that any Scheduled Payment or interest payment (or portion thereof) that was due and payable pursuant to an Asset during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may (in its sole and absolute discretion) make an advance in an amount up to the amount of such delinquent Scheduled Payment or interest payment (or portion thereof) to the extent the Servicer has determined in accordance with the Credit and Collection Policy that such amount will be ultimately recoverable. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 12:00 p.m. (Eastern Standard Time) on the Business Day prior to the related Payment Date, in immediately available funds. Notwithstanding anything to the contrary contained herein, no Successor Servicer shall have any responsibility to make Servicer Advances. No costs incurred by the Servicer or any subservicer in respect of Servicer Advances shall for the purposes of distributions pursuant to Section 2.7 and Section 2.8 be added to the amount owing under the related Loan. Any fees and costs imposed in connection therewith may be retained by the Servicer.

Section 6.6. Realization Upon Charged-Off Loans.

The Servicer will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow such other practices and procedures as it deems necessary or advisable and as are customary and usual in its servicing of contracts and other actions by the Servicer in order to realize upon such Related

Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors and repossessing and selling such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may sell any such Related Property to its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

Section 6.7. Maintenance of Insurance Policies.

The Servicer will use its best efforts to ensure that each Obligor maintains an Insurance Policy with respect to any Related Property (other than accounts receivable) in an amount at least equal to the sum of the Outstanding Loan Balance of the related Eligible Loan and shall ensure that each such Insurance Policy names the Servicer as loss payee and as an insured thereunder and all of the Seller’s right, title and interest therein is fully assigned to the Trustee, for the benefit of the Secured Parties. Additionally, the Servicer will require that each Obligor maintain property damage liability insurance during the term of each Asset in amounts and against risks customarily insured against by the Obligor on property owned by it. If an Obligor fails to maintain property damage insurance, the Servicer may in its discretion purchase and maintain such insurance on behalf of, and at the expense of, the Obligor. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Trustee, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each Asset. The Servicer’s Insurance Policies with respect to the Related Property (if any) will insure against liability for physical damage relating to such Related Property in accordance with the requirements of the Credit and Collection Policy. The Servicer hereby disclaims any and all right, title and interest in and to any Insurance Policy and Insurance Proceeds with respect to any Related Property, including any Insurance Policy with respect to which it is named as loss payee and as an insured, and agrees that it has no equitable, beneficial or other interest in the Insurance Polices and Insurance Proceeds other than being named as loss payee and as an insured. The Servicer acknowledges that with respect to the Insurance Policies and Insurance Proceeds thereof that it is acting solely in the capacity as agent for the Trustee, on behalf of the Secured Parties.

Section 6.8. Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7(a)(3) or Section 2.8(3), as applicable.

Section 6.9. Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Seller, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided, however, for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Excess Spread Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 6.10. Reports.

(a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.3(b) and on each reinvestment of Principal Collections pursuant to Section 2.7(b), the Seller (or the Servicer on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee).

(b) Monthly Report. On each Reporting Date, the Servicer will provide to the Seller, the Administrative Agent, each Purchaser Agent, the Trustee, the Backup Servicer, each Liquidity Bank and each Rating Agency, a monthly statement including each of the following items calculated as of the most recent Determination Date: (i) a Borrowing Base, (ii) Moody’s Weighted Average Rating, (iii) Diversity Score, (iv) the S&P CDO Evaluator Test, and (v) the Outstanding Loan Balance of each Eligible Loan that is past due in any payment of principal or interest (a “Monthly Report”), with respect to the related Collection Period, signed by a Responsible Officer of the Servicer and the Seller and substantially in the form of Exhibit C.

(c) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Administrative Agent, each Purchaser Agent, each Liquidity Bank and each Rating Agency a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.

(d) Financial Statements. On and after the date that the Servicer is no longer a corporation subject to the reporting requirements of the 34 Act, the Servicer will submit to the Administrative Agent, each Purchaser Agent, each Purchaser, the Backup Servicer, each Liquidity Bank and each Rating Agency, within 60 days of the end of each of its fiscal quarters, commencing September 30, 2004, unaudited consolidated financial statements for the Seller and the Servicer, as of the end of each such fiscal quarter. On and after the date that the Servicer is no longer a corporation subject to the reporting requirements of the 34 Act, the Servicer will submit to the Administrative Agent, each Purchaser Agent, each Purchaser and the Backup Servicer, within 90 days of the end of each of its fiscal years, commencing December 31, 2004, consolidated audited financial statements for the Seller and the Servicer, audited by a firm of nationally recognized independent public accountants as of the end of each such fiscal year. For the purposes of this Section 6.10(e), the term “financial statements” shall include a balance sheet, income statement and a cash flow statement.

(e) Tax Returns. Within 30 days after written request by the Administrative Agent, any Purchaser Agent, any Liquidity Bank or any Rating Agency, the Servicer will provide copies of all federal, state and local Tax returns and reports filed by the Seller and Servicer, or in which the Seller or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).

Section 6.11. Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent and each Purchaser Agent, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.

Section 6.12. Annual Independent Public Accountant’s Servicing Reports.

The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Purchaser Agent, each Rating Agency, the Trustee and the Backup Servicer, on a semi-annual basis within 90 days following the June 30th fiscal quarter of each year and each fiscal year end of the Servicer, commencing with the fiscal year ending on December 31, 2004: (i) a report relating to such fiscal period to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Assets, and (b) based on such examination, such firm is of the opinion that the Monthly Reports for such period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal period to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Administrative Agent) to certain documents and records relating to the Assets under any Transaction Document, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement. In the event such independent public accountants require the Trustee or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.12, the Servicer shall direct the Trustee and the Backup Servicer in writing to so agree; it being understood and agreed that the Trustee and the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Trustee and the Backup Servicer have not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 6.13. [Reserved].

Section 6.14. The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Purchaser Agent and the Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.15. Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur:

(a) any failure by the Servicer to make or deliver any payments, Collections or proceeds as required by this Agreement and the Transaction Documents which continues unremedied for a period of two Business Days;

(b) any failure by the Servicer duly to observe or perform in any material respect any other covenants, obligations or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Purchaser Agents and (ii) the date on which the Servicer becomes aware thereof;

(c) an Insolvency Event shall occur with respect to the Servicer;

(d) other than in accordance with Section 5.4(f) hereof, the Servicer agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy in whole or in part that could be reasonably be expected to have a material adverse effect upon the Assets or interest therein of the Trustee, for the benefit of the Secured Parties, without the prior written consent of the Administrative Agent and the Purchaser Agents;

(e) two or more of the following: Robert J. Merrick, Bryan J. Mitchell, Steven F. Tunney or B. Hagen Saville cease to be actively involved in the management of the Servicer or the Originator, unless replaced with a Person acceptable to the Administrative Agent (in its reasonable discretion) within 120 days;

(f) the Servicer fails to maintain a Consolidated Tangible Net Worth, inclusive of all committed capital, as measured as of the end of any fiscal quarter of the Servicer, of at least $400,000,000, plus 75% of any equity raised after September 30, 2004;

(g) the failure by Servicer to deliver (i) a Monthly Report or related Servicer Certificate on the related Reporting Date, and such failure continues unremedied for more than five Business Days or (ii) any other material report, certificate, notice or document under the terms of any Transaction Document and such failure continues unremedied for a period of 30 days;

(h) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, the Purchaser Agents or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Purchaser Agents and (ii) the date on which the Servicer becomes aware thereof;

(i) MCG Capital has been terminated as servicer with respect to any securitization transaction;

(j) a Change-in-Control with respect to the Servicer occurs;

(k) the Servicer fails in any respect to comply with the Credit and Collection Policy regarding the servicing of the Assets and such failure has a material adverse effect on the collectibility, enforcement or otherwise with respect to the Assets;

(l) the Servicer shall be in payment default, after giving effect to any applicable grace or cure period, required by the terms of any agreement for borrowed money to which the Servicer is a party for an amount exceeding $10,000,000; or

(m) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess of $10,000,000, individually or in the aggregate, against the Servicer, which is not fully covered by applicable insurance and the Servicer shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal.

then notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Servicer (with a copy to the Backup Servicer and each Rating Agency) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.16. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.15, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent. The Administrative Agent may at any time following delivery of a Servicer Termination Notice in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Purchaser Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Assets, as the Successor Servicer hereunder.

(b) Upon its appointment, the Backup Servicer (subject to Section 6.16(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided, however, that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided, that, the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Seller and, without limitation, the Seller is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Assets.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.16, the Backup Servicer will promptly begin the transition to its role as Servicer. As compensation, any Successor Servicer (including, without limitation, the Backup Servicer and the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein, including, without limitation, Transition Expenses. If the Backup Servicer has become the Servicer hereunder, it shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall Wells Fargo, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

ARTICLE VII.

THE BACKUP SERVICER

Section 7.1. Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Assets in the Asset Pool shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Wells Fargo a Backup Servicer Termination Notice, Wells Fargo is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2. Duties of the Backup Servicer.

(a) Appointment. The Seller and the Trustee, for the benefit of the Secured Parties, each hereby appoints Wells Fargo to act as Backup Servicer, for the benefit of the Trustee, the Administrative Agent, each Purchaser Agent and the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Trustee, the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports (if any) in hard copy and on computer tape; provided, however, the computer tape is in an MS DOS, PC readable ASCII format or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon New York City time on each Reporting Date, the Servicer shall deliver to the Backup Servicer, Fitch and the Rating Agencies the loan tape, which shall include but not be limited to the following information: (x) for each Asset in the Asset Pool, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Tape”). The Backup Servicer shall accept delivery of the Tape.

(iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Assets that are current and not past due, (D) the Assets that are 1- 30 days past due, (E) the Assets that are 31- 60 days past due, (F) the Assets that are 61 - 90 days past due, (G) the Assets that are 90+ days past due, (H) the Average Pool Charged-Off Ratio, (I) the Average Pool Delinquency Ratio, (J) the Average Portfolio Charged-Off Ratio, (K) the Average Portfolio Delinquency Ratio, (L) the Aggregate Outstanding Loan Balance and (M) the Specified Reserve Account Requirement. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date.

(iv) If the Servicer disagrees with the report provided under paragraph (3) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (3) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Backup Servicer no later than the next Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(c) Reliance on Tape. With respect to the duties described in Section 7.2(b), the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.3. Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) and (i) (a) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4. Backup Servicing Compensation.

As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.7(a)(2) and Section 2.8(2), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.16, the Backup Servicer shall be entitled to the Servicing Fee.

Section 7.5. Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.

Section 7.6. Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Asset under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Asset, or (v) the acts or omissions of any successor Backup Servicer.

Section 7.7. The Backup Servicer Not to Resign.

The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII.

THE TRUSTEE

Section 8.1. Designation of Trustee.

(a) Initial Trustee. The role of trustee with respect to the Required Loan Documents shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to Wells Fargo a Trustee Termination Notice, Wells Fargo is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent, the Purchaser Agents and the Purchasers hereby appoint Wells Fargo, in its capacity as Trustee, as their agent for purposes of perfection of a security interest in the Assets. Wells Fargo, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b).

Section 8.2. Duties of Trustee.

(a) Appointment. The Seller and the Administrative Agent each hereby appoints Wells Fargo to act as Trustee, for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligation with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Documents delivered by the Seller pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Trustee shall review the related Required Loan Documents to confirm that (A) such Required Loan Documents have been properly executed and have no missing or mutilated pages, (B) UCC and other filings (required by the Required Loan Documents) have been recorded, and (C) the Loan number and Obligor name with respect to such Loan is properly referenced on the related Loan List and is not a duplicate Asset (collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan List or that otherwise contains the Loan number, the name of the Obligor and the Outstanding Loan Balance with respect to each related Asset. If, at the conclusion of such review, the Trustee shall determine that (i) the initial balances of the Loans with respect to which it has received Required Loan Documents is less than the Outstanding Loan Balances as set forth on the electronic file, the Trustee shall promptly notify the Administrative Agent of such discrepancy, and (ii) any Review Criteria is not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with a Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by an Asset with a Review Criteria, the Trustee shall promptly notify the Seller and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Asset and each of the applicable Review Criteria that such Asset fails to satisfy. Upon written receipt by the Trustee from the Servicer of a request for release of Required Loan Documents in the form attached hereto as Exhibit H and approved by the Administrative Agent within 10 Business Days of the Trustee’s delivery of such report, the Trustee shall return any Asset which fails to satisfy a Review Criteria to the Seller. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided, however, that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv) The Trustee shall make payments pursuant to the terms of the Monthly Report in accordance with Section 2.7 and Section 2.8 (the “Payment Duties”).

(v) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Asset for which it holds Required Loan Documents, the non-complying Assets and the applicable Review Criteria that any non-complying Asset fails to satisfy.

(vi) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar assets that it holds as Trustee.

(c) (i) Each of the Administrative Agent, each Purchaser Agent and each Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Trustee deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.

(ii) The Administrative Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided, however, that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received a reasonably satisfactory indemnity with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a consent (either positive or negative) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

Section 8.3. Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Trustee Compensation.

As compensation for its trustee activities hereunder, the Trustee shall be entitled to a Trustee Fee from the Servicer. To the extent that such Trustee Fee is not paid by the Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.7(a)(2) or Section 2.8(2), as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 8.5 and (ii) the termination of this Agreement.

Section 8.5. Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided, however, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6. Limitation on Liability.

(a) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(d) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Assets, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Assets. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Assets.

Section 8.7. The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, the Servicer and each Purchaser Agent. No such resignation shall become effective until a successor Trustee shall have assumed the responsibilities and obligations of the Trustee hereunder.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing any of the Assets, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent on or after the occurrence of a Termination Event or Unmatured Termination Event), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer, promptly upon receipt of such request, the related Required Loan Document or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Trustee, for the benefit of the Secured Parties, in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Document or other such documents (i) after the occurrence of a Servicer Default or a Termination Event, immediately upon the request of the Administrative Agent; or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists unless the Asset shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Assets at the time being serviced by the Servicer under this Agreement. Promptly after delivery to the Trustee of any request for release of documents, the Servicer shall provided notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Document to the Servicer.

Section 8.9. Return of Loan File.

The Seller may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return the related Loan File and all other Related Security (a) delivered to the Trustee in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.16, a Loan has been sold in accordance with Section 2.17, or a Warranty Loan has been transferred pursuant to Section 4.6, or (c) as to which the Lien on the Related Property (if any) has been released pursuant to Section 9.2, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Seller and the Administrative Agent) specifying the Assets to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Seller and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Seller.

Section 8.10. Access to Certain Documentation and Information Regarding the Assets; Audits.

The Trustee shall provide to the Administrative Agent and each Purchaser Agent access to the Required Loan Documents and all other documentation regarding the Assets in the Asset Pool including in such cases where the Administrative Agent and each Purchaser Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon five Business Days (or such shorter period of time agreed to by the Trustee) prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Purchaser Agent (provided, however, that unless a Termination Event shall have occurred and be continuing, the Servicer shall only be responsible for the costs and expenses associated with one such review and audit per year), the Administrative Agent and each Purchaser Agent may review, upon five Business Days (or such shorter period of time agreed to by the Trustee) prior written request, the Servicer’s collection and administration of the Assets in order to assess compliance by the Servicer with the Credit and Collection Policy, as well as with this Agreement and may conduct an audit of the Assets and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Assets (provided, however, that, unless a Termination Event shall have occurred and be continuing the Servicer shall only be responsible for the costs and expenses associated with one such audit per year).

ARTICLE IX.

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

The parties to this Agreement intend that the conveyance of the Assets in the Asset Pool by the Seller to the Trustee on behalf of the Purchasers be treated as sales for all purposes. If, despite such intention, a determination is made that such transactions not be treated as sales, then the parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Purchasers to the Seller under Applicable Law. For such purpose, the Seller (and, to the extent title to any Assets are held in the name of the Owner Trustee, the Owner Trustee) hereby transfers, conveys, assigns and grants as of the Closing Date to the Trustee, for the benefit of the Secured Parties, a Lien and continuing security interest in all of the Seller’s right, title and interest in, to and under (but none of the obligations under) all Assets (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Seller, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The assignment under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, Administrative Agent, any Purchaser, any Purchaser Agent, any Hedge Counterparty, any Liquidity Bank or any of the Secured Parties of any obligation of the Seller or any other Person in connection with any or all of the Assets or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Seller shall remain liable under the Assets to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee for the benefit of the Secured Parties, of any of its rights in the Assets shall not release the Seller from any of its duties or obligations under the Assets, and (c) none of the Administrative Agent, Trustee, any Purchaser, any Purchaser Agent, any Hedge Counterparty, any Liquidity Bank or any Secured Party shall have any obligations or liability under the Assets by reason of this Agreement, nor shall the Administrative Agent, Trustee, any Purchaser, any Purchaser Agent, any Hedge Counterparty, any Liquidity Bank or any Secured Party be obligated to perform any of the obligations or duties of the Seller thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 9.2. Release of Lien on Assets.

At the same time as (i) any Asset in the Asset Pool expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Asset becomes a Prepaid Loan and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Asset is replaced or repurchased by the Seller or sold in accordance with Section 2.16, Section 2.17, or Section 4.6, as applicable, or (iv) this Agreement terminates in accordance with Section 13.6, the Trustee, for the benefit of the Secured Parties, will, to the extent requested by the Seller, release its interest in each such Asset.

Section 9.3. Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies.

Subject to the provisions of Section 10.2, upon the occurrence of a Termination Event, the Administrative Agent, the Trustee and Secured Parties shall have, with respect to the Assets granted pursuant to Section 9.1, and in addition to all other rights and remedies available under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5. Waiver of Certain Laws.

Each of the Seller and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Assets or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Assets marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Assets as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 9.6. Power of Attorney.

The Seller hereby irrevocably appoints each of the Trustee and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement from and after the occurrence and during the continuance of any Termination Event, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Assets in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Seller hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Administrative Agent or a Purchaser Agent, the Seller shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such Purchaser Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1. Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder:

(a) (i) any failure on the part of the Seller or the Originator duly to observe or perform in any material respect any covenants or agreements of the Seller or the Originator set forth in this Agreement or the other Transaction Documents to which the Seller or the Originator is a party (other than those specifically addressed below) or (ii) any breach by the Seller or the

Originator of any representation or warranty of the Seller or the Originator under any Transaction Document to which it is a party which has a Material Adverse Effect on the Secured Parties and in the case of clauses (i) or (ii) continues unremedied for a period of 30 days (if such failure is capable of being cured) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller or the Originator by the Administrative Agent or any Purchaser Agent and (y) the date on which the Seller or the Originator becomes aware thereof; or

(b) the occurrence of an Insolvency Event relating to the Seller or the Originator; or

(c) a Servicer Default occurs and is continuing (other than a Servicer Default described under Section 6.15(e), (i) or (j) the sole remedy for which shall be to replace MCG Capital as Servicer); or

(d) (i) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller, the Depositor, the Originator or the Servicer,

(ii) the Seller, the Depositor, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien thereunder, or

(iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest; or

(e) other than in accordance with Sections 5.1(h) or 5.4(f) hereof, the Originator, the Seller or the Servicer agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy in whole or in part that could be reasonably be expected to have a material adverse effect upon the Assets or interest therein of the Trustee, for the benefit of the Secured Parties, without the prior written consent of the Administrative Agent and the Purchaser Agents; or

(f) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and Maximum Availability and such condition continues unremedied for two Business Days or; or

(g) the Seller fails to enter into a required Hedge Transaction pursuant to this Agreement, and such failure continues unremedied for five Business Days; or

(h) as of any Determination Date, the Average Pool Delinquency Ratio exceeds 4.0%; or

(i) as of any Determination Date, the Average Pool Charged-Off Ratio exceeds 2.0%; or

(j) as of any Determination Date, the Average Portfolio Charged-Off Ratio exceeds 7.5%; or

(k) as of any Determination Date, the Pool Yield does not equal or exceed the Minimum Pool Yield and the same continues unremedied to the following Determination Date; or

(l) on any day an Overcollateralization Shortfall exists and the same continues unremedied for two Business Days; or

(m) the Seller, the Depositor or the Originator shall be in payment default, after giving effect to any applicable grace or cure period, required by the terms of any agreement for borrowed money to which any such entity is a party for an amount exceeding $1,000,000 in the case of the Seller or the Depositor and $10,000,000 in the case of the Originator; or

(n) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess of $10,000,000, individually or in the aggregate, against the Originator, or $2,000,000 against the Seller, individually or in the aggregate, which is not fully covered by applicable insurance and the Originator or the Seller, as the case may be, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(o) the Seller fails to pay the Aggregate Unpaids on or prior to the Legal Final Maturity Date; or

(p) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Seller or the Originator and such Lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or the Originator and such Lien shall not have been released within five Business Days; or

(q) a regulatory, tax or accounting body has issued a final order that the activities of the Seller contemplated hereby be terminated; or

(r) failure on the part of the Seller or the Originator to make any payment or deposit (including without limitation with respect to Collections) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(s) the Seller shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 40 Act; or

(t) the Seller amends the Trust Agreement without the prior written consent of the Administrative Agent;

(u) as of any date of determination, the Diversity Score of the Eligible Loans in the Asset Pool is (i) below 8 and is not increased to 8 or above within 60 days or (ii) is below 6 and is not increased to 8 or above within 30 days;

(v) as of any date of determination, the Moody’s Weighted Average Rating of the Eligible Loans in the Asset Pool is greater than 4300 and is not reduced below 4300 within (i) 30 days or (ii) 120 days in the event that the Moody’s Weighted Average Rating is above 4300 due to revisions by Moody’s in its “Caa1” rating assumption pursuant to clause (ii) of the definition of Moody’s Weighted Average Rating Factor; or

(w) as of any date of determination, the S&P CDO Evaluator Test is not satisfied and remains unsatisfied for a period of 60 days; provided, that, each of the Servicer and the Administrative Agent reserves the right during such 60 day period to request that S&P recalculate and reevaluate the key assumptions utilized in the S&P CDO Evaluator Test, and in the event the Asset Pool achieves an “A” rating by S&P at such time then the foregoing Termination Event shall be deemed cured.

Section 10.2. Remedies.

(a) Upon the occurrence of a Termination Event, the Administrative Agent shall, at the request of, or may, with the consent of the Purchasers with aggregate Advances outstanding of more than 66.67% of the Advances Outstanding at such time, by notice to the Seller, declare the Termination Date to have occurred, the VFCs to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Seller) and the Amortization Period to have commenced; provided, however, in the case of any event described in Section 10.1(b) or 10.1(c) (due to the occurrence of an event described in Section 6.15(c)), the VFCs shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are waived by the Seller) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

(b) Upon the occurrence of any Termination Event described in Section 10.1, no Advances will thereafter be made. After the declaration or occurrence of the Termination Date in accordance with Section 10.2(a), the Amortization Period shall commence and the Trustee shall, on each Payment Date thereafter, make payments in accordance with the provisions of Section 2.8. The Trustee, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative, and also may require the Seller and Servicer to, and the Seller and Servicer hereby agree that they will at the Servicer’s expense and upon request of the Trustee at the direction Administrative Agent forthwith, (i) assemble all or any part of the Assets as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Assets or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; provided, that, notwithstanding anything to the contrary contained herein, the Trustee, the Administrative Agreement and the Secured Parties shall not sell the Assets until (A) 30 days after the occurrence of the events specified in Section 10.1(f), (g) and (l) and (B) the Legal Final Maturity Date in the case of the events specified in Section 10.1(u), (v) and (w). The Seller agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Assets regardless of notice of sale having been given. The Trustee, at the direction of the Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Assets (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnities by the Seller.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or the ownership of an interest in the Assets or in respect of any Asset, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Seller has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Seller or any of its respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, including with respect to any Assets or the nonconformity of any Assets with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, an undivided ownership interest in the Assets or a first priority perfected security interest in the Assets, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the Maximum Availability on such Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Assets, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of any Obligor to the payment with respect to any Asset in the Asset Pool (including, without limitation, a defense based on the Asset not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Seller to perform its respective duties under any Asset;

(viii) [Reserved];

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Seller in the enforcement or collection of any Asset;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property (if any) or services that are the subject of any Asset;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by Seller to pay when due any Taxes for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Assets;

(xiv) any repayment by the Administrative Agent, the Purchaser Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Purchaser Agents or a Secured Party believes in good faith is required to be repaid;

(xv) the commingling of Collections on the Assets at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Assets;

(xvii) any failure by the Seller to give reasonably equivalent value to the Depositor in consideration for the transfer by the Depositor to the Seller of any item of Assets or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement, the Originator Sale Agreement and the Depositor Sale Agreement;

(xix) the failure of the Seller or any of its agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Assets remitted to the Seller, or any such agent or representative; or

(xx) the failure by the Seller to comply with any of the covenants set forth in Section 5.3.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The obligations of the Seller under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Servicer, the Backup Servicer or the Trustee and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party as a result of the failure of the Servicer to perform its duties and service the Loans in accordance with the terms of this Agreement, except to the extent arising from gross negligence, willful misconduct or fraud by such Indemnified Party. The Servicer shall immediately notify the Administrative Agent if a claim is made by any party with respect to this Agreement, and the Servicer shall assume (with the consent of the Indemnified Party) the defense and settlement of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against an Indemnified Party in respect of such claim directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof.

(b) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for non-payment of Assets in the Asset Pool due to credit problems of the Obligors.

(c) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Backup Servicer or the Trustee and the termination of this Agreement.

(d) Any indemnification pursuant to this Section 11.2 shall be the obligation of the Servicer and shall not be payable from the Assets.

Section 11.3. After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE ADMINISTRATIVE AGENT

AND PURCHASER AGENTS

Section 12.1. The Administrative Agent.

(a) Appointment of Administrative Agent. Each Purchaser Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Purchaser Agents and each Secured Party. Each of the Purchaser Agents and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. With respect to any actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of each Purchaser Agent; provided, however, that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Purchaser Agent or a Purchaser pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within 10 Business Days of such Person’s receipt of such request, then such Purchaser Agent or Purchaser shall be deemed to have declined to consent to the relevant action.

(b) Administrative Agent’s Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Seller or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Seller, the Originator, the Depositor or the Servicer or to inspect the property (including the books and records) of the Seller, the Originator, the Depositor or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Credit Decision with Respect to the Administrative Agent. Each Purchaser Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Purchaser Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. Each Purchaser Agent agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Servicer), ratably in accordance with the Pro Rata Share of its related Purchaser from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative

Agent hereunder or thereunder; provided, that, the Purchaser Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Purchaser Agent agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Purchaser promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Purchaser Agents or the Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller or the Servicer.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser Agent and the Seller and may be removed at any time with cause by the Purchaser Agents acting jointly. Upon any such resignation or removal, the Purchaser Agents acting jointly shall appoint a successor Administrative Agent. Each Purchaser Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Purchaser Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Purchaser Agents shall be paid by the Administrative Agent to the Purchaser Agents pro rata in accordance with their related Purchaser’s respective Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Purchaser’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Purchaser Agent on such Business Day, but, in any event, shall pay such amounts to such Purchaser Agent not later than the following Business Day.

Section 12.2. The Purchaser Agents.

(a) Authorization and Action. Each Purchaser, respectively, hereby designates and appoints its applicable Purchaser Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Each Purchaser Agent hereby represents that, as of the later of the Closing Date or the date such Purchaser Agent becomes a party hereto, its short-term unsecured debt rating is not less than “P-1” by Moody’s (provided, that, if the short-term unsecured debt rating of any entity has been placed on watch by Moody’s for possible downgrade, such short-term unsecured debt rating shall be deemed to have been downgraded by one rating subcategory). Such Purchaser Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Purchaser Agent. In performing its functions and duties hereunder and under the other Transaction Documents, such Purchaser Agent shall act solely as agent for its related Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Depositor, the Originator or the Servicer or any of the Seller’s, the Depositor’s, the Originator’s or the Servicer’s successors or assigns. Such Purchaser Agent shall not be required to take any action that exposes such Purchaser Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of such Purchaser Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

(b) Delegation of Duties. Each applicable Purchaser Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Such Purchaser Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any applicable Purchaser Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to its related Purchaser for any recitals, statements, representations or warranties made by the Seller, the Depositor, the Originator or the Servicer contained in any Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller, the Depositor, the Originator or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. Such Purchaser Agent shall not be under any obligation to its related Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction

Document, or to inspect the properties, books or records of the Seller, the Depositor, the Originator or the Servicer. Such Purchaser Agent shall not be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Purchaser Agent has received notice from the Seller or its related Purchaser.

(d) Reliance by Purchaser Agents. Each applicable Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller or the Servicer), independent accountants and other experts selected by such Purchaser Agent. Such Purchaser Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction by its Purchaser; provided, that, unless and until such Purchaser Agent shall have received such advice, such Purchaser Agent may take or refrain from taking any action as such Purchaser Agent shall deem advisable and in the best interests of its related Purchaser. Each applicable Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Purchaser.

(e) Non-Reliance on Purchaser Agent. Each applicable Purchaser expressly acknowledges that neither its related Purchaser Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Purchaser Agent hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by such Purchaser Agent. Each applicable Purchaser represents and warrants to its related Purchaser Agent that it has and will, independently and without reliance upon such Purchaser Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Depositor, the Originator and the Servicer and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) Purchaser Agents are in their Respective Individual Capacities. Each applicable Purchaser Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though such Purchaser Agent were not a Purchaser Agent hereunder. With respect to Advances pursuant to this Agreement, such Purchaser Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not a Purchaser Agent, and the terms “Purchaser,” and “Purchasers,” shall include such Purchaser Agent in its individual capacity.

(g) Successor Purchaser Agents. Each applicable Purchaser Agent may, upon five days’ notice to the Seller and its related Purchaser, and such Purchaser Agent will, upon the direction of its related Purchaser resign as the Purchaser Agent for such Purchaser. If such Purchaser Agent shall resign, then its related Purchaser during such five day period shall appoint a successor agent. If for any reason no successor agent is appointed by such Purchaser during such five day period, then effective upon the termination of such five day period, and the Seller shall make all payments in respect of the Aggregate Unpaids directly to such Purchaser, and for all purposes shall deal directly with such Purchaser. After any retiring Purchaser Agent’s resignation hereunder as a Purchaser Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Purchaser Agent under this Agreement.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Seller, the Servicer, the Backup Servicer, the Trustee, the Administrative Agent and the Purchasers with aggregate Advances outstanding of more than 50% of the Advances Outstanding at such time, and notice to each applicable Rating Agency; provided, that, no such amendment, waiver or modification affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person; provided, further, that, (a) no such amendment, waiver or modification that is material shall be effective unless the Rating Agencies shall have provided Ratings Confirmations if and to the extent required by the Rating Agencies rating the commercial paper notes of any Purchaser and (b) no such amendment, waiver or modification shall be made to the definitions of Facility Amount or Hedge Counterparty or to Section 5.5(b) without prior notice to Moody’s and the satisfaction of the Moody’s Rating Condition; provided, further, that, no such amendment, waiver or modification shall, without the consent of each affected Purchaser (i) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (ii) reduce the rate or extend the time of payment of Interest, (iii) reduce any fees payable to such Purchaser or its related Purchaser Agent, (iv) change the Commitment of such Purchaser, (v) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (vi) amend this Section 13.1, or (vii) otherwise materially and adversely affect the rights of any such Purchaser hereunder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto; in the case of (i) S&P, to Standard and Poor’s Rating Service, 55 Water Street, 41st Floor, New York, New York 10041, Attention: ABS Surveillance Group – CDO Group, Facsimile No.: (212) 438-2662, Email: servicer_reports@sandp.com, (ii) Moody’s, to Moody’s Investors Service, 99 Church Street, 4th Floor, New York, New York 10007, Attention CDO Monitoring Department, Facsimile No: (212) 553-0344, Email: cdomonitoring@moodys.com and (iii) Fitch, to Fitch, Inc., One State

Street Plaza, New York, New York 10004, Attention: CDO Surveillance, Facsimile No.: (212) 514-6501. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

In the event of an Insolvency Event with respect to the Servicer, each Purchaser Agent shall be required to deliver prompt written notice of such Insolvency Event to each Rating Agency.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee, the Secured Parties and their respective successors and permitted assigns. Each Hedge Counterparty, each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Seller’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section

13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, each of the Seller and the Originator agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration, renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).

(b) The Seller and Originator shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Seller and Originator shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Purchaser Agents or the Secured Parties (“Other Costs”), under or in connection with this Agreement.

Section 13.10. No Proceedings.

(a) Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Purchaser any Insolvency Proceeding so long as any commercial paper issued by such Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

(b) Each of the parties hereto (other than the Administrative Agent, with the consent of the Purchaser Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, the Seller or the Depositor any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11. Recourse Against Certain Parties; Limitation of Payments.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party, under or by reason of any of the obligations, covenants or agreements of MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee or director of MCG Capital, the Administrative Agent, the Purchaser Agents or any Secured Party, or any of them, for breaches by MCG Capital, the Administrative Agent, the Purchaser Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Purchaser, as applicable, after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of any Purchaser hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Purchaser, as applicable, exceeds the amount available to such Purchaser, as applicable, to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Seller, the Originator or the Servicer or any other Person against the Administrative Agent, the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(e) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12. Protection of Right, Title and Interest in the Assets; Further Action Evidencing Advances.

(a) The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee for the benefit of the Secured Parties and of the Secured Parties to the Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee for the benefit of the Secured Parties hereunder to all property comprising the Assets. The Servicer shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Seller agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Assets, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Seller or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article XI. The Seller irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Assets as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Assets. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Seller will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(1) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(2) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Seller, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(e) The Originator covenants and agrees not to amend that certain Revolving Credit and Security Agreement, dated as of September 10, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Revolving Credit Agreement”), between the Originator, as the borrower, and Bayerische Hypo- Und Vereinsbank AG, New York Branch, as lender, in any manner to (i) change the definition of “Collateral”, “Excluded Collateral”, or “Other Funding Facility Collateral”, (ii) remove this Agreement as an “Other Funding Facility”

on Schedule I of the Revolving Credit Agreement or (iii) permit the “Collateral” under the Revolving Credit Agreement to include any Asset hereunder, without in each case the prior written covenant of the Administrative Agent.

Section 13.13. Confidentiality.

The Seller, the Servicer (if other than MCG Capital), the Administrative Agent, the Purchaser Agents, the Purchasers, the Trustee, and the Backup Servicer shall maintain and shall cause each of its employees, officers, agents and Affiliates to maintain the confidentiality of material non-public information concerning MCG Capital and its Public Securities or about the Obligors (to the extent MCG Capital has advised such Person or such Person has actual knowledge that the loan documents prohibit disclosure of such information with respect to the Obligors) obtained by it or them in connection with the structuring, negotiating, execution and performance of the transactions contemplated herein, except that each such party and its employees, officers, agents and Affiliates may disclose such information to other parties to the Transaction Documents and to its external accountants, attorneys, any potential subservicers, any Rating Agencies, any federal or state regulators of the Purchasers and the agents of such Persons provided such Persons expressly agree to maintain the confidentiality of such information and as required by an Applicable Law or order of any judicial or administrative proceeding.

Section 13.14. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Administrative Agent, the Purchaser Agents, and the Secured Parties.

Section 13.15. Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Purchaser or its assets.

Section 13.16. Assignments.

With the prior written consent of the Seller (which consent shall not be unreasonably withheld, each Purchaser may at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to any Person; provided, that, in the case of an assignment of any such Purchaser’s Variable Funding Certificate, the assignee (other than any assignee that is a Liquidity Bank) shall execute and deliver to the Servicer and the

Administrative Agent a Transferee Letter substantially in the form of Exhibit K hereto; provided, further, that, notwithstanding the foregoing, no Purchaser shall need prior consent to at any time assign, grant a security interest or sell a participation in, any Advance (or portion thereof) (i) to any Person other than any Non-Permitted Transferee on and after the occurrence of a Termination Event or Unmatured Termination Event or (ii) to any Liquidity Bank. The parties to any such assignment, grant or sale of participation interest shall execute and deliver to the applicable Purchaser’s Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and such Purchaser Agent. The Seller shall not assign or delegate, or grant any interest in, or permit any Lien (other than Permitted Liens) to exist upon, any of the Seller’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent. Each Purchaser Agent will provide the Seller with notice of any person who, from time to time after the Closing Date, becomes a Liquidity Bank for such Purchaser Agent’s Purchaser under the Liquidity Agreement for such Purchaser related to the transaction contemplated hereby.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan included in the Assets subject to the Retained Interest provisions of this Agreement, the Seller will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Principal Collections received by the Seller or the Servicer on any Revolving Loans will be allocated first to the portion of such Revolving Loan owned by the Seller, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Seller; provided, however, if (i) a payment default occurs with respect to any of the related Loans, (ii) the Originator has determined in its sole discretion that an Obligor’s credit has deteriorated or (iii) the Originator has determined in its sole discretion to reduce its commitment to an Obligor, then Principal Collections received on the applicable Loan will be allocated between the portion owned by the Seller and the portion not owned by the Seller pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Loan included in the Asset Pool subject to the Retained Interest provisions of this Agreement, Interest Collections received by the Servicer on those Loans will be allocated between the portion owned by the Seller and the portion not owned by the Seller pro rata based upon the outstanding principal amount of each such portion.

Section 13.19. Tax Treatment.

It is the intention of Seller and Purchasers that, for U.S. federal, state and local income and franchise tax purposes only, the Advances made hereunder will be treated as evidence of indebtedness secured by the Asset Pool. Seller, by entering into this Agreement, and Purchasers, by making the Advances described herein, agree to treat the Advances for U.S. federal, state and local income and franchise tax purposes as indebtedness. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:	MCG COMMERCIAL LOAN FUNDING TRUST By: Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

	By:	/s/ James P. Lawler
	Name:	James P. Lawler
	Title:	Vice President

MCG Capital Corporation 9011 Arboretum Parkway, Suite 250 Richmond, Virginia 23236 Attention: Chief Accounting Officer Facsimile No.: (804) 272-3694

and

MCG Capital Corporation 1100 Wilson Blvd., Suite 3000 Arlington, Virginia 22209 Attention: Chief Financial Officer and General Counsel: Facsimile No.: (703) 247-7545

with a copy to:

Wilmington Trust Company One Rodney Square North Wilmington, Delaware 19890 Attention: Corporate Trust Administration Facsimile: (302) 427-4749

[Signatures continued on the Following Page]

THE ORIGINATOR AND SERVICER:	MCG CAPITAL CORPORATION

	By:	/s/ Samuel G. Rubenstein
	Name:	Samuel G. Rubenstein
	Title:	General Counsel and Executive Vice President

MCG Capital Corporation

9011 Arboretum Parkway, Suite 250

Richmond, Virginia 23236

Attention: Chief Accounting Officer

Facsimile No.: (804) 272-3694

and

MCG Capital Corporation 1100

Wilson Blvd., Suite 3000

Arlington, Virginia 22209

Attention: Chief Financial Officer and

General Counsel:

Facsimile No.: (703) 247-7545

[Signatures Continued on the Following Page]

THREE PILLARS FUNDING LLC:	THREE PILLARS FUNDING LLC

	By:	/s/ Douglas K. Johnson
Commitment: $150,000,000	Name:	Douglas K. Johnson
	Title:	President

c/o Amacar Group, L.L.C. 6525 Morrison Boulevard, Suite 318 Charlotte, North Carolina 28211

Attention:	Douglas Johnson
Facsimile No.:	(704) 365-1362
Confirmation No.:	(704) 365-0569

THE PURCHASER AGENT FOR THREE PILLARS FUNDING LLC AND ADMINISTRATIVE AGENT:	SUNTRUST CAPITAL MARKETS, INC.
	By:	/s/ James R. Bennison
	Name:	James R. Bennison
	Title:	Managing Director

24TH floor – MC 3950 303 Peachtree Street Atlanta, Georgia 30308

Attention:	Steven Pena Robert S. Ashcom
Facsimile No.:	(404) 532-0715
Confirmation No.:	(404) 230-1344

THE BACKUP SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Backup Servicer

	By:	/s/ Jennifer C. Davis
	Name:	Jennifer C. Davis
	Title:	Assistant Vice President

Wells Fargo Bank, National Association Sixth Street and Marquette Avenue MAC N9311-161 Minneapolis, Minnesota 55479

Attention:	Corporate Trust Services
Asset-Backed Administration
Facsimile No.:	(612) 667-3539
Confirmation No.:	(612) 667-8058

THE TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/s/ Jennifer C. Davis
	Name:	Jennifer C. Davis
	Title:	Assistant Vice President

Wells Fargo Bank, National Association Sixth Street and Marquette Avenue MAC N9311-161 Minneapolis, Minnesota 55479

Attention:	Corporate Trust Services
Asset-Backed Administration
Facsimile No.:	(612) 667-3539
Confirmation No.:	(612) 667-8058